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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DEMAND MEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 29, 2011

Dear Stockholder:

        You are invited to attend the annual meeting of stockholders of Demand Media, Inc. ("Demand Media," "we," "us" or "our") to be held on Wednesday, June 22, 2011, at 2:00 p.m. local time, at The Fairmont Miramar Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401.

        At this year's annual meeting you will be asked to: (i) elect three directors to serve for a three year term; (ii) ratify the selection of our independent registered public accountants; (iii) vote on an advisory basis to approve the compensation of our named executive officers as described in the proxy statement ("say-on-pay vote"); (iv) vote on an advisory basis with respect to how frequently the say-on-pay vote should occur ("frequency vote"); and (v) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.

        Your board of directors ("Board") unanimously believes that election of its nominees to serve as our directors, ratification of the audit committee's selection of independent registered public accountants, approval of the say-on-pay vote, and a triennial vote with respect to the frequency vote are in the best interests of Demand Media and its stockholders, and, accordingly, recommends a vote "FOR" each of the nominees for director named in the proxy statement, a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants, a vote "FOR" the advisory say-on-pay vote and a vote for "3 YEARS" with respect to the advisory frequency vote.

        In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

        It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

Sincerely,

Richard M. Rosenblatt Chief Executive Officer and Chairman of the Board

i

ii

DEMAND MEDIA, INC.
1299 Ocean Avenue, Suite 500
Santa Monica, California 90401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 22, 2011

To the Stockholders of Demand Media, Inc. ("Demand Media"):

        We will hold an annual meeting of stockholders of Demand Media at The Fairmont Miramar Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401, on Wednesday, June 22, 2011, at 2:00 p.m. local time. We will consider and act on the following items of business at the annual meeting:

  1.
  Re-election of John A. Hawkins, Victor E. Parker and Joshua G. James as directors for a three-year term expiring at the 2014 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

  2.
  Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2011.

  3.
  Advisory (non-binding) vote regarding executive compensation as described in the proxy statement ("say-on-pay vote").

  4.
  Advisory (non-binding) vote regarding the frequency of holding the say-on-pay vote ("frequency vote").

  5.
  Such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

        The proxy statement accompanying this notice describes each of these items of business in detail. The Board recommends a vote "FOR" each of the three nominees for director named in the proxy statement, a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants, a vote "FOR" the advisory say-on-pay vote and a vote for "3 YEARS" with respect to the advisory frequency vote.

        Only Demand Media stockholders of record of shares of our common stock at the close of business on April 28, 2011, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

        A list of stockholders eligible to vote at the Demand Media annual meeting will be available for inspection at the annual meeting, and at the executive offices of Demand Media during regular business hours for a period of no less than ten days prior to the annual meeting.

        Your vote is very important.    It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.

If your shares are held in "street name," which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure your shares are represented at the annual meeting.

        The Fairmont Miramar Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401 is accessible to those who require special assistance. If you require special assistance, please call The Fairmont Miramar Hotel at (310) 576-7777.

By Order of the Board,

Richard M. Rosenblatt Chief Executive Officer and Chairman of the Board

PROXY STATEMENT
INFORMATION CONCERNING VOTING AND SOLICITATION

General

        Your proxy is solicited on behalf of the board of directors (the "Board") of Demand Media, Inc., a Delaware corporation ("Demand Media," "we," "us," "our" or "the Company"), for use at our 2011 annual meeting of stockholders to be held on Wednesday, June 22, 2011, at 2:00 p.m. local time, at The Fairmont Miramar Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

        We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about May 2, 2011, we intend to make this proxy statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the annual meeting. We intend to mail this proxy statement, together with a proxy card to those stockholders entitled to vote at the annual meeting who have properly requested paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders to Be Held on Wednesday, June 22, 2011

        Our website, at http://demandmedia.com/2011proxy, contains the following documents: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2010 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

        You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on April 28, 2011. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

        You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in "street name." If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker, bank or other nominee by following the instructions on the Notice provided by your broker.

        The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on June 21, 2011. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

        YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

        All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted "FOR" the election of each of the three nominees for director, "FOR" ratification of the selection of the independent registered public accountants, "FOR" the advisory say-on-pay vote and for every "3 YEARS" with respect to the advisory frequency vote. The proxy gives each of Richard M. Rosenblatt, Charles S. Hilliard and Matthew P. Polesetsky discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.

Revocation of Proxy

        If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

  •
  delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

  •
  signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

  •
  submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

  •
  attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

        Written notices of revocation and other communications with respect to the revocation of Demand Media proxies should be addressed to:

  Demand Media, Inc.
  1299 Ocean Avenue, Suite 500
  Santa Monica, California 90401
  Attn: Corporate Secretary

        If your shares are held in "street name," you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

        If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in "street name," which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares, which is the broker, bank or other nominee, authorizing you to vote at the annual meeting.

Quorum and Votes Required

        At the close of business on April 28, 2011, 83,186,468 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.

        Quorum.    A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker "non-votes" will be counted as present for purposes of determining a quorum. If there is no quorum, either the chairperson of the annual meeting or a majority in voting power of the stockholders entitled to vote at the annual meeting, present in person or represented by proxy, may adjourn the annual meeting to another time or place.

        Broker Non-Votes.    Brokers, banks or other nominees who hold shares of common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which the New York Stock Exchange ("NYSE") determines to be "non-routine," without specific instructions from the beneficial owner. These non-voted shares are referred to as "broker non-votes." If your broker, bank or other nominee holds your common stock in "street name," your broker, bank or other nominee will vote your shares on "non-routine" proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Only Item 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Items 1 (election of directors), 3 (say-on-pay vote) and 4 (frequency vote) are not considered routine matters, and without your instruction, your broker, bank or other nominee cannot vote your shares.

        Election of Directors.    Our bylaws provide that at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast, which means the three nominees receiving the highest number of "for" votes, is sufficient to elect a director. Abstentions will have no effect in determining which nominees received a plurality of votes cast because approval of a percentage of shares present or outstanding is not required for this proposal. Brokers, banks and other nominees are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a plurality of votes cast.

        Ratification of Independent Registered Public Accountants.    The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the annual meeting at which a quorum is present is required for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accountants, thus broker non-votes are generally not expected to occur with respect to the shareholder vote on Item 2.

        Advisory Say-on-Pay Vote.    The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the annual meeting at which a quorum is present is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement. Abstentions will have the same effect as voting against this proposal. The approval of Item No. 3 is a non-routine proposal on which a broker, bank or other nominee does not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on the matter and thus will have no effect on the outcome of the say-on-pay vote. The say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or our Board. Although non-binding, the vote will provide information to our compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the years to come.

        Advisory Frequency Vote.    The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the annual meeting at which a quorum is present is required for the approval of the vote regarding the frequency of an advisory vote on the compensation of our named executive officers. Abstentions will have the same effect as voting against this proposal. The approval of Item No. 4 is a non-routine proposal on which a broker, bank or other nominee does not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on the matter and thus will have no effect on the outcome of the say-on-pay vote. With respect to this item, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders. This vote is advisory, and therefore not binding on the Company, the compensation committee or our Board. Although the vote is non-binding, our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct a say-on-pay vote going forward. However, because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders' best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Solicitation of Proxies

        Our Board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners' voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Assistance

        If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact Investor Relations at (310) 656-6344, email Investor Relations at ir@demandmedia.com or write to Investor Relations, 1299 Ocean Avenue, Suite 500, Santa Monica, California 90401.

 Forward-Looking Statements

        This proxy statement contains "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and in our periodic reports on Form 10-Q and Form 8-K.

ITEM 1
ELECTION OF DIRECTORS

Board Structure

        Our Amended and Restated Bylaws, or bylaws, provide that the number of directors which shall constitute the whole Board initially shall be nine, and, thereafter shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Board. The Board has set the current authorized directors at nine members, and there are currently nine members of our Board. The directors are divided into three classes. Each director serves for a term of three years. At each annual meeting, the term of one class of directors expires. The class of directors with a term expiring at this annual meeting consists of three directors.

        Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

Board Nominees

        Based upon the recommendation of our nominating and corporate governance committee, our Board has nominated John A. Hawkins, Victor E. Parker and Joshua G. James for re-election as directors to the Board. If elected, each director nominee would serve a three-year term expiring at the close of our 2014 annual meeting, or until their successors are duly elected. Messrs. Hawkins, Parker and James currently serve on our Board. Biographical information on each of the nominees is furnished below under "Director Biographical Information."

        Set forth below is information as of the record date regarding each nominee and each person whose term of office as a director will continue after the annual meeting. There are no family relationships between the nominees and any of our directors or officers.

Name	Age	Position	Director Since	Term Expires
John A. Hawkins(1)(3)	50	Director	2006	2011
Victor E. Parker(1)	41	Director	2006	2011
Joshua G. James(2)	37	Director	2010	2011
Gaurav Bhandari	43	Director	2007	2012
Peter Guber(3)	69	Director	2010	2012
Robert R. Bennett(4)	53	Director	2011	2012
Richard M. Rosenblatt	42	Chairman, Chief Executive Officer	2006	2013
Fredric W. Harman(2)(3)	50	Director	2006	2013
James R. Quandt(1)(2)	61	Director (Lead Independent Director)	2008	2013

(1)
Member of the audit committee.

(2)
Member of the compensation committee

(3)
Member of the nominating and corporate governance committee

(4)
Mr. Bennett will become a member of the audit committee effective immediately following the adjournment of the annual meeting replacing Mr. Parker.

 Director Biographical Information

        The following biographical information is furnished with regard to our directors (including nominees) as of April 28, 2011.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders

        John A. Hawkins has served on our Board since 2006. Mr. Hawkins has served as Managing Partner and co-founder of Generation Partners, a private equity firm that provides capital to companies in the business and information services, media and communications, and healthcare services industries, through growth equity and buyout investments, since 1995. Prior to founding Generation Partners, Mr. Hawkins was a General Partner at Burr, Egan, Deleage & Co., a venture capital firm which he joined in 1987. Prior to that, Mr. Hawkins was an investment banker at Alex. Brown & Sons, from 1986 to 1987. Mr. Hawkins has served on the board of more than 20 companies, including HotJobs.com, Ltd., iCrossing, Inc., P-Com, Inc., thePlatform for Media, Inc., Agility Recovery Solutions, Inc., High End Systems, Inc. and ShopWiki Corporation, where he also serves as Chairman. Mr. Hawkins is also Membership Co-Chair of the Golden Gate Chapter of the Young Presidents' Organization. Mr. Hawkins holds an M.B.A. from Harvard Business School and a B.A. in English from Harvard College. Mr. Hawkins was originally nominated to serve on our Board pursuant to our Third Amended and Restated Stockholders' Agreement. Mr. Hawkins has over 25 years of investment banking and private equity investing experience, combined with a strong track-record investing in technology, media and business services companies, that brings extensive business and strategic expertise to his role as a member of our Board, audit committee and nominating and corporate governance committee.

        Victor E. Parker has served on our Board since 2006. Mr. Parker is a Managing Director at Spectrum Equity Investors, a private equity firm focused primarily on media and information services which he joined in September 1998. He was previously at ONYX Software Corporation and was an associate at Summit Partners, L.P. from October 1992 to June 1996. Mr. Parker has served on the board of Ancestry.com Inc., since 2006, SurveyMonkey, LLC, since 2009 and IBFX, LLC, since 2007. He also served on the board of NetQuote, Inc., from 2005 to 2010 and NetScreen Technologies, Inc., from 2000 to 2004. He holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Dartmouth College. Mr. Parker was originally nominated to serve on our Board pursuant to our Third Amended and Restated Stockholders' Agreement. Mr. Parker's financial expertise, combined with his experience with venture capital backed technology and Internet companies, provides our Board and audit committee with a valuable perspective for important business, financial and strategic initiatives. Mr. Parker's experience serving on the Board and committees of companies such as Ancestry.com, SurveyMonkey, NetQuote and IBFX brings practical business and financial leadership to our Board.

        Joshua G. James has served on our Board since 2010. Mr. James co-founded Omniture, Inc., a publicly traded online marketing and web analytics company, in 1996, and served as its President and Chief Executive Officer from 1996 until it was acquired by Adobe Systems, Inc. in 2009. Mr. James served as Senior Vice President and General Manager of the Omniture Business Unit of Adobe from 2009 to 2010. Mr. James currently serves as Chairman and Chief Executive Officer of Corda Technologies, Inc. Mr. James has served on the board of Rakuten, Inc. since March 2011, the Brigham Young University Kevin Rollins Center for Entrepreneurship & Technology since 2005, where he was a platinum founder, and The Utah Technology Council since 2000. He also served on the board of Omniture and its predecessor entities from 1996 until it was acquired in 2009. Mr. James was the recipient of the 2006 Ernst & Young Entrepreneur of the Year Award and Technology Entrepreneur of the Decade by Brigham Young University. Mr. James studied business management and entrepreneurship at Brigham Young University. Mr. James brings critical business and web analytics experience to our Board and compensation committee. As the co-founder and chief executive officer of

Omniture prior to its sale to Adobe in 2009, Mr. James has over 10 years of experience running a technology company focused on web analytics and online marketing metrics. In addition, Mr. James has strong entrepreneurial and managerial skills combined with broad industry knowledge that serve as a critical resource to our Board.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE THREE DIRECTOR NOMINEES.

Directors Continuing in Office until the 2012 Annual Meeting of Stockholders

        Gaurav Bhandari has served on our Board since 2007. Mr. Bhandari has served in various capacities at Goldman, Sachs & Co., a global investment banking and securities firm, since 1990, and is currently a Managing Director, where his responsibilities include the private investment portfolio of Goldman Sachs Investment Partners Master Fund, L.P., a multi-strategy investment fund within Goldman Sachs Asset Management. Mr. Bhandari currently serves on the board of Media Rights Capital II L.P., since 2006, Oberon Media, Inc., since 2006, Dale and Thomas Popcorn, LLC, since 2007, Tikona Digital Networks Private Limited, since 2008, and Franklin Holdings, since 2007. Mr. Bhandari previously served on the board of iCrossing, Inc., from 2007 until it was sold in 2010, PetCareRx, Inc., from 2006 to 2009, and Lightfoot Capital Partners, LP, from 2007 to 2009. Mr. Bhandari holds a B.S. in Computer Science from Columbia University. Mr. Bhandari was originally nominated to serve on our Board pursuant to our Third Amended and Restated Stockholders' Agreement. Mr. Bhandari brings significant investment banking, capital markets and private equity experience to our Board. Mr. Bhandari has extensive experience investing in media and technology companies, which provides insightful and relevant industry, financial and business skills to our Board.

        Peter Guber has served on our Board since 2010. Mr. Guber has served as Chairman and Chief Executive Officer of Mandalay Entertainment Group, a multimedia entertainment company he founded in 1995 that is focused on motion pictures, television, sports entertainment and new media. Prior to founding Mandalay Entertainment, Mr. Guber served as Chairman and Chief Executive Officer of Sony Pictures Entertainment, Inc., the television and film production and distribution unit of Sony from 1989 to 1995, and co-founded Guber-Peters Entertainment Group in 1983, which was acquired by Sony Pictures Entertainment in 1989. Mr. Guber also co-founded Polygram Entertainment in 1979, and served as its Chairman and Chief Executive Officer until 1983, co-founded Casablanca Records & Filmworks, Inc., in 1975, and was a member of senior management and Studio Chief of Columbia Pictures Corporation, from 1968 to 1975. Mr. Guber's personal production film credits include motion pictures that are well known by consumers worldwide, including Midnight Express, The Color Purple, Missing, American Werewolf in London, Gorillas in the Mist, Rain Man and Batman. Mr. Guber serves as co-chairman of the board of NeuMedia, Inc. Through Mandalay Sports Entertainment, Inc., Mr. Guber is a co-owner of five minor league baseball teams that are affiliated with the New York Yankees, Detroit Tigers, Cincinnati Reds and Texas Rangers. Through Mandalay Professional Sports LLC, Mr. Guber is a managing member of the ownership group that owns the Golden State Warriors, a National Basketball Association franchise located in the Bay Area. Mr. Guber is also a professor at the UCLA School of Theater, Film & Television, where he has been a member of the faculty for over 30 years. Mr. Guber holds an L.L.M. and J.D. from New York University School of Law and a B.A. from Syracuse University, and is a member of the California and New York bars. Mr. Guber brings extensive business and industry expertise in the multimedia and film and television production industries to his role as a member of our Board and as Chairman of the nominating and corporate governance committee. Mr. Guber's breadth of entertainment and media industry knowledge and insight from over 40 years of experience in senior management positions within the entertainment and media industry serves as a key industry resource to the Board.

        Robert R. Bennett has served on our Board since 2011. Mr. Bennett currently serves as Principal of Hilltop Investments, LLC, a private investment company. Mr. Bennett previously served as President of Discovery Holding Company from March 2005 to September 2008, when the company merged with Discovery Communications, Inc. creating a new public company. Mr. Bennett also served as President and Chief Executive Officer of Liberty Media Corporation from April 1997 to August 2005 and continued as its President until February 2006. Mr. Bennett currently serves on the board of First Western Financial, Inc., since 2010, Discovery Communications, Inc., since 2008, Sprint Nextel Corporation, since 2006, and Liberty Media Corporation, since 1994. Mr. Bennett previously served on the board of Discovery Holding Company, from 2005 to 2008, Liberty Media International, Inc., from 2004 to 2005, UnitedGlobalCom, Inc., from 2002 to 2005, OpenTV Corporation, from 2002 to 2007, and Avelle, Inc., from 2007 to 2010. Mr. Bennett holds an M.B.A. from Columbia University and a B.A. in Economics from Denison University. Mr. Bennett brings both industry knowledge and financial acumen to his role as a member of our Board. Mr. Bennett has extensive experience in the communications, technology and entertainment sectors and has strong financial experience, serving as an audit committee "financial expert" of Sprint Nextel's audit committee. Mr. Bennett has served on the board of multiple public and private companies over the past decade which, combined with his considerable involvement with media companies, contributes to the knowledge base and oversight of our Board.

Directors Continuing in Office until the 2013 Annual Meeting of Stockholders

        Richard M. Rosenblatt is our co-founder and has served as our Chairman and Chief Executive Officer, since our inception in 2006. In March 2004, Mr. Rosenblatt joined Intermix Media, Inc., an Internet marketing company that owned MySpace, Inc., a social networking website, and served as Intermix Media's Chief Executive Officer and the Chairman of MySpace from 2004 until Intermix Media and its MySpace subsidiary were sold to News Corporation in 2005. Prior to that, Mr. Rosenblatt founded iMALL, Inc., a provider of web tools to build e-commerce stores and transact commerce over the Internet, in 1994 and served as iMALL's Chairman and Chief Executive Officer until it was sold to Excite@Home, a cable-based Internet provider, in 1999. Mr. Rosenblatt also served as Chief Executive Officer and a director of drkoop.com, Inc., a provider of healthcare products, services and content, from 2000 to 2001. drkoop.com, Inc., filed for protection under Chapter 7 of the United States Bankruptcy Code in December 2001. Mr. Rosenblatt currently serves on the board of The FRS Company, and previously served as the Chairman of the board of iCrossing, Inc., from 2006 until it was sold to Hearst Corporation in 2010. Mr. Rosenblatt was named the USC Entrepreneur of the Year in 2008, and was recently named as a runner-up in Fortune's list of Smartest CEOs in technology. Mr. Rosenblatt holds a J.D. from the University of Southern California Gould School of Law and was a Phi Beta Kappa graduate of the University of California, Los Angeles with a B.A. in Political Science. Mr. Rosenblatt brings over 15 years of leadership experience running Internet-based technology and e-commerce companies to his role as Chairman and Chief Executive Officer. Additionally, Mr. Rosenblatt's significant industry experience and management acumen serve as a critical component in leading our Board. Mr. Rosenblatt is a serial entrepreneur who has demonstrated a proven ability to grow leading edge start-up companies, such as iMALL, Intermix Media and MySpace into successful ventures prior to their respective acquisitions.

        Fredric W. Harman has served on our Board since 2006. Mr. Harman joined Oak Investment Partners, a multi-stage venture capital firm, as a General Partner in 1994, and currently serves as Managing Partner, focusing primarily on consumer Internet and Internet new media investments. He currently serves on the board of Limelight Networks, Inc., a content delivery network service provider, and U.S. Auto Parts Network, Inc., an online provider of aftermarket auto parts, as well as a number of private technology companies, including Federated Media Publishing, Inc. Mr. Harman holds an M.B.A. from the Harvard Business School and a B.S. and M.S. in Electrical Engineering from Stanford University. Mr. Harman was originally nominated to serve on our Board pursuant to our Third

Amended and Restated Stockholders' Agreement. Mr. Harman brings both industry and financial expertise to his role as a member of our Board, Chairman of the compensation committee and a member of the nominating and corporate governance committee. Mr. Harman's extensive experience serving on the board of numerous public and private companies over the past decade, combined with his considerable involvement with venture capital backed companies, principally those in the Internet and technology sectors, contribute to the knowledge base and oversight of our Board.

        James R. Quandt has served on our Board since 2008 and is currently the lead independent director. Mr. Quandt has served as co-founder and Managing Director at Thomas James Capital, Inc., a private equity firm that also provides financial advisory services, since 2005. Mr. Quandt has served on a number of public and private company boards, including Intermix Media, Inc., an Internet marketing company that owned MySpace, Inc., from 2005 to 2006, Blue Label Interactive, Inc., in 2006 and Digital Orchid Incorporated, from 2005 to 2007, and has served on the board of The FRS Company, since 2007, where he is currently Chairman of the board, and the Brain Corporation, since 2009. Mr. Quandt has been a member of the Board of Trustees of Saint Mary's College of California since 1994, currently serving as Chairman Emeriti, and is the President of the Pacific Club of Newport Beach. Mr. Quandt participated in the Managerial Policy Institute at the University of Southern California's Marshall School of Business, and received a B.S. in Business Administration from Saint Mary's College. Mr. Quandt's mix of executive leadership and financial expertise provides our Board, audit committee, where he serves as its Chairman, and compensation committee with valuable insight and guidance with respect to the lines of business in which we operate. Mr. Quandt brings a seasoned and strategic perspective rooted in his role as a board member of various public and private companies in the Internet and technology sectors, as well as his experience as a former member of the NYSE.

Executive Officers

        Set forth below is information regarding each of our executive officers as of April 28, 2011.

Name	Age	Position
Richard M. Rosenblatt	42	Chairman and Chief Executive Officer
Charles S. Hilliard	47	President and Chief Financial Officer
Shawn J. Colo	38	Executive Vice President, Corporate Development
Joanne K. Bradford	47	Chief Revenue Officer
David E. Panos	48	Chief Marketing Officer
Larry D. Fitzgibbon	42	Executive Vice President, Media and Operations
Matthew P. Polesetsky	42	Executive Vice President and General Counsel
Taryn J. Naidu	33	Executive Vice President, Registrar Services

        Richard M. Rosenblatt, see above—"Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders."

        Charles S. Hilliard has served as our President and Chief Financial Officer since June 2007. Mr. Hilliard most recently served as President and Chief Financial Officer of United Online, Inc., a provider of consumer Internet and media services, from 2001 to 2007, and served as Chief Financial Officer of its predecessor, NetZero, Inc., from 1999 to 2001. Prior to joining NetZero, Mr. Hilliard was an investment banker with Morgan Stanley & Co. and Merrill Lynch & Co. Mr. Hilliard began his career as an accountant with Arthur Andersen & Co., and became licensed as a certified public accountant in 1988. Mr. Hilliard earned an M.B.A. with distinction from the University of Michigan and a B.S. in Business Administration with an emphasis in Accounting from the University of Southern California. Mr. Hilliard currently serves as a commissioner for the State of California Public Infrastructure Advisory Commission.

        Shawn J. Colo is our co-founder and has served as our Executive Vice President, Corporate Development, focusing on mergers and acquisitions as well as strategic corporate partnerships, since April 2006. Prior to co-founding Demand Media, Mr. Colo was a principal with Spectrum Equity Investors, a media and communications focused private equity firm, from 1997 to 2006, where he was responsible for sourcing and analyzing media and technology investment opportunities in the United States and Europe. Mr. Colo holds a B.S.E. in Civil Engineering and Operations Research from Princeton University.

        Joanne K. Bradford has served as our Chief Revenue Officer since March 2010. Prior to joining Demand Media, Ms. Bradford served as Senior Vice President of Revenue and Market Development at Yahoo!, Inc., a provider of Internet services worldwide, from September 2008 to March 2010. Prior to joining Yahoo!, Ms. Bradford served as the Senior Vice President of National Marketing Services of Spotrunner, a technology-based advertising agency from March to September 2008. Prior to that, Ms. Bradford served as Corporate Vice President in the Internet Business unit at Microsoft Corporation, a multinational computer technology corporation that develops, manufactures, licenses and supports software products for computing devices, from November 2001 to March 2008. Ms. Bradford holds a B.A. in Journalism with an emphasis in Advertising from San Diego State University.

        David E. Panos has served as our Chief Marketing Officer since March 2010, and previously served as our Executive Vice President, Social Media Platforms, after we acquired Pluck Corporation, a provider of a variety of social media applications to address tasks such as online content generation, syndication, social networking and content personalization, in 2008. An entrepreneur with more than 20 years of early stage software company experience, Mr. Panos previously served as Chief Executive Officer and co-founder of Pluck Corporation from 2003 until we acquired it in 2008. Before starting Pluck Corporation, Mr. Panos was a Venture Partner at Austin Ventures from 2001 to 2003, and served as Vice President of Marketing and Business Development at DataBeam Corporation, from 1992 to 1999, before its sale to IBM's Lotus Development Corporation. Mr. Panos currently serves on the board of the Nicaragua Resource Network, a 501(c)3 corporation. He holds an M.B.A. from the Harvard Business School and is a Phi Beta Kappa graduate of Furman University with a B.A. in Political Science.

        Larry D. Fitzgibbon is our co-founder and has served as our Executive Vice President, Media and Operations, since September 2007, and previously served as our Senior Vice President of Monetization from May 2006 to September 2007. Prior to joining Demand Media, Mr. Fitzgibbon served as Vice President of Business Development from July 2005 to May 2006, and Director of Strategic Partnerships, Inc. from June 2003 to July 2005, at Citysearch, Inc., an online city guide that provides information about businesses that is an operating business of IAC/InterActiveCorp. Mr. Fitzgibbon holds a B.A. in Communications from St. Louis University.

        Matthew P. Polesetsky has served as our Executive Vice President and General Counsel since March 2010, and previously served as our Senior Vice President, Business & Legal Affairs from March 2007 to March 2010. During the two years prior to joining Demand Media, Mr. Polesetsky served as General Counsel of MySpace, Inc., a social networking website, until its acquisition by News Corporation, and then as Vice President of Business and Legal Affairs at Fox Interactive Media, Inc. Mr. Polesetsky previously practiced business law in private practice. Mr. Polesetsky holds a J.D. from the University of California, Berkeley School of Law and a B.A. in Sociology, magna cum laude, from Haverford College.

        Taryn J. Naidu has served as our Executive Vice President, Registrar Services, operating Demand Media's registrar business, which includes eNom, since April 2011. Prior to that, Mr. Naidu served as our Senior Vice President, Registrar Services since 2007, and served as a consultant to eNom from 2006 until he was appointed Senior Vice President in 2007. Prior to joining Demand Media, Mr. Naidu worked at Momentous Corporation from 2002 to 2006, where he held various roles including chief executive officer and president of Pool.com, a leading Domain name auction company. Mr. Naidu holds a B.Sc. in Computer Science, with a minor in Mathematics from the University of Regina.

GOVERNANCE OF DEMAND MEDIA

Composition of the Board

        Our Board has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. These guidelines can be found in the corporate governance section of our website at http://demandmedia.com/corporategovernance. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Demand Media, Inc., 1299 Ocean Avenue, Suite 500, Santa Monica, California 90401. In accordance with these guidelines, a member of our Board may serve as a director of another company only to the extent such position does not conflict or interfere with such person's service as our director. The Board does not believe that its members should be prohibited from serving on boards of other organizations and has not adopted any guidelines limiting such activities. However, the nominating and corporate governance committee may take into account the nature of and time involved in a director's service on other boards and/or committees in evaluating the suitability of individual director candidates and current directors and making its recommendations to the Company's stockholders

Board Leadership Structure and Risk Oversight

        In accordance with our bylaws, our Board appoints our officers, including our chief executive officer and chief financial officer. Our Board does not have a policy on whether the role of the chairman and chief executive officer should be separate and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee. Currently, the roles of the chairman and chief executive officer are combined. Recently, our Board designated Mr. Quandt, a non-employee independent director, to serve as its lead independent director. The lead independent director will be responsible for coordinating the activities of the other independent directors, chairing executive sessions of the independent directors, reviewing and overseeing the Board agenda and leading the Board in connection with matters that require a leader other than the chairman. He will also facilitate information flow and communication by acting as a liaison between the non-employee directors and management. Our Board believes that the current Board leadership structure is best for our Company and our stockholders at this time.

        Our Board has eight independent members and one non-independent member. A number of our independent Board members are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We have three standing Board committees comprised solely of directors who are considered independent under the NYSE standards. We believe that the number of independent, experienced directors that make up our Board benefits our Company and our stockholders.

        Our Board is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face and reviews management's strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, our audit committee, nominating and corporate governance committee and compensation committee support our Board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach. In particular, the audit committee is responsible for considering and discussing our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures, and the nominating and corporate governance committee is responsible for considering and discussing our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. Going forward, we expect that the audit committee and the nominating and corporate governance committee will receive periodic reports from management at least quarterly regarding our assessment of such risks. While the Board oversees our risk management, company management is responsible for day-to-day risk management processes. Our Board expects company management to consider risk and risk management in each business decision, to pro-actively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the Board. Our Board believes its administration of its risk oversight function has not affected the Board's leadership structure.

        Our compensation committee, with input from our management, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking. In considering our employee compensation policies and practices, the compensation committee reviews, in depth, our policies related to payment of salaries and wages, commissions, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. A primary focus of our compensation program is intended to incentivize and reward growth in Adjusted OIBDA, or adjusted operating income before depreciation and amortization expense, among other metrics. We believe these metrics are positive indicators of our long-term growth, operating results and increased stockholder value and therefore believe that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Independence

        In accordance with NYSE rules and Demand Media's corporate governance guidelines, our Board has determined that all nominees for election to the Board at the annual meeting and all continuing directors, other than Mr. Rosenblatt, are independent under the rules of the NYSE. In making this determination, the Board considered all relationships between us and each director and each director's family members.

Board Meetings

        Our Board held 10 meetings and acted by written consent once during fiscal year 2010. During fiscal year 2010, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served. The Chairman of the Board, Mr. Rosenblatt, or his designee, determines the order of business and the procedure at each meeting, including the regulation of the manner of voting and the conduct of business. The Board regularly meets in executive session without management or other employees present. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. This will be our first annual meeting of stockholders as a public company.

Board Committees

        Our Board maintains a standing audit committee, nominating and corporate governance committee and compensation committee. To view the charter of each of these committees please visit our website at http://demandmedia.com/corporategovernance. In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate

Secretary, Demand Media, Inc., 1299 Ocean Avenue, Suite 500, Santa Monica, California 90401. The membership of all of our standing Board committees as of the record date is as follows:

Director	Audit	Nominating and Governance	Compensation
John A. Hawkins	**	**
Victor E. Parker(1)	**
Joshua G. James			**
Peter Guber		C
Fredric W. Harman		**	C
James R. Quandt	C		**

**
Member

"C"
Chairperson

(1)
Mr. Parker will resign from the audit committee effective immediately following the adjournment of the annual meeting and be replaced by Mr. Bennett. Mr. Bennett will also replace Mr. Quandt as the audit committee's chair although Mr. Quandt will continue to serve as a member of the audit committee.

Audit Committee

        We have an audit committee that has responsibility for, among other things, overseeing management's maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices; overseeing management's establishment and maintenance of processes to assure that an adequate system of internal control is functioning; reviewing our annual and quarterly financial statements; appointing and evaluating the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants; and discussing with management and our Board our policies with respect to risk assessment and risk management, as well as our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, if any. The audit committee met 13 times during fiscal 2010.

        The current members of our audit committee are Messrs. Hawkins, Parker and Quandt with Mr. Quandt serving as the committee's chair. All members of our audit committee meet the requirements for financial literacy, and each of the members, except Mr. Parker, meets the requirements for independence, under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the applicable rules and regulations of the NYSE. Under Rule 10A-3 promulgated under the Exchange Act, as amended, Mr. Parker may fail the heightened requirements for independence for audit committee members because he is affiliated with Spectrum Equity Investors, which holds over 10% of the Company's outstanding common stock. Effectively immediately following the adjournment of the annual meeting, Mr. Parker will resign from the audit committee and be replaced by Mr. Bennett. Mr. Bennett will also replace Mr. Quandt as the committee's chair although Mr. Quandt will continue to serve as a member of the committee. Our Board has determined that Mr. Bennett meets the heightened independence standards for audit committee members. Our Board has also determined that each of Messrs. Quandt and Bennett is an audit committee "financial expert," as that term is defined by the applicable rules of the Securities and Exchange Commission (the "SEC") and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. A copy of the audit committee charter is available on our website at http://demandmedia.com/corporategovernance.

Nominating and Corporate Governance Committee

        We have a nominating and corporate governance committee that has responsibility for, among other things, recommending persons to be selected by our Board as nominees for election as directors and to fill any vacancies on our Board; considering and recommending to our Board qualifications for the position of director and policies concerning the term of office of directors and the composition of our Board; and considering and recommending to our Board other actions relating to corporate governance. The nominating and corporate governance committee was formed in late 2010 and did not meet during fiscal 2010. The members of our nominating and corporate governance committee are Messrs. Guber, Harman and Hawkins, with Mr. Guber serving as the committee's chair. All members of our nominating and corporate governance committee meet the independence requirements of the NYSE. When recommending persons to be selected by the Board as nominees for election as directors, the nominating and corporate governance committee considers such factors as the individual's personal and professional integrity, ethics and values, experience in corporate management, experience in the Company's industry and with relevant social policy concerns, experience as a Board member of another publicly held company, academic expertise in an area of the Company's operations and practical and mature business judgment. In addition, the nominating and corporate governance committee considers diversity of relevant experience, expertise and background in identifying nominees for directors. When formulating its Board membership recommendations, the nominating and corporate governance committee will also consider any advice and recommendations offered by our Chief Executive Officer or our stockholders. The nominating and corporate governance committee may delegate any or all of its responsibilities to a subcommittee, but only to the extent consistent with the Company's certificate of incorporation, bylaws, Corporate Governance Guidelines, NYSE rules and other applicable law. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the NYSE. A copy of the nominating and corporate governance committee charter is available on our website at http://demandmedia.com/corporategovernance.

        The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice, which notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year's annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder's notice must be delivered, or mailed and received, not earlier than the 120th and not later than the 90th day prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include, among other things, the name and address of the proposed nominee; the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned by such proposed nominee; information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act; a description of all direct and indirect compensation and other material monetary agreements during the past three years between the nominating person and the proposed nominee; and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder's notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 1299 Ocean Avenue, Suite 500, Santa Monica, California 90401.

        The nominating and corporate governance committee did not receive any director recommendations from a stockholder for consideration at the 2011 annual meeting.

Compensation Committee

        We have a compensation committee that has responsibility for, among other things, reviewing management and employee compensation policies, plans and programs; monitoring performance and compensation of our executive officers and other key employees; preparing recommendations and periodic reports to our Board concerning these matters; and administering our equity incentive plans. The compensation committee met eight times and acted by written consent five times during fiscal 2010. The members of our compensation committee are Messrs. Harman, James and Quandt, with Mr. Harman serving as the committee's chair. Our Board has determined that each of Messrs. Harman, James and Quandt is independent under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Code. The compensation committee has delegated certain of its responsibilities to a subcommittee with respect to the grant of equity awards to non-executives, consistent with the Company's certificate of incorporation, bylaws, Section 162(m) of the Code, NYSE rules and other applicable law. The compensation committee operates under a written charter that satisfies the applicable standards of the NYSE. A copy of the compensation committee charter is available on our website at http://demandmedia.com/corporategovernance.

Communication with the Board

        Interested persons, including stockholders, may communicate with our Board, including the non-management directors, by sending a letter to our Corporate Secretary at our principal executive offices at 1299 Ocean Avenue, Suite 500, Santa Monica, California 90401. Our Corporate Secretary will submit all correspondence to the lead non-management director and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

        Our Board has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section of our website at http://demandmedia.com/corporategovernance. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Demand Media, Inc., 1299 Ocean Avenue, Suite 500, Santa Monica, California 90401.

Compensation of Directors

        The following table sets forth information concerning the compensation of our directors during the year ended December 31, 2010:

Name(1)	Option Awards($)(2)	Total($)
Fredric W. Harman	—	—
Victor E. Parker	—	—
Gaurav Bhandari	—	—
John A. Hawkins	—	—
James R. Quandt	30,995	30,995
Peter Guber	154,973	154,973
Joshua G. James	154,973	154,973

(1)
Mr. Rosenblatt, our Chairman and Chief Executive Officer, is not included in this table as he is an employee of the Company and does not receive additional compensation for his service as a director. All of the compensation paid to Mr. Rosenblatt for the services he provides to us is reflected in the Summary Compensation Table.

(2)
Amounts reflect the full grant-date fair value of stock options granted, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock option awards made to directors in Note 13 to the Company's audited consolidated financial statements filed with the Company's Annual Report on Form 10-K filed on March 1, 2011. There can be no assurance that awards will vest or will be exercised (and if the awards do not vest or are not exercised, no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.

Narrative Disclosure to Director Compensation Table

        In 2010, the Company awarded stock options covering 7,500, 37,500 and 37,500 shares of our common stock to Messrs. Quandt, Guber and James, respectively. None of our non-employee independent directors received any other compensation or incentives during the year ended December 31, 2010. None of our non-employee directors, other than Messrs. Quandt, Guber and James, held any stock options or unvested stock awards as of December 31, 2010. Messrs. Quandt, Guber and James each held stock options covering a total of 37,500 shares, and no stock awards as of December 31, 2010. Members of our Board are entitled to reimbursement of their expenses incurred in connection with attendance at Board and committee meetings and conferences with our senior management.

        In 2011, the Board approved a compensation program for non-employee directors not affiliated with Spectrum Equity, Oak Investment Partners, Generation Partners and/or Goldman Sachs (collectively, the "outside directors"), effective January 1, 2011. The compensation program for the outside directors is intended to fairly compensate these directors with cash and equity compensation for the time and effort necessary to serve as a member of our Board.

        Cash compensation.    Pursuant to the compensation program for the outside directors, beginning in 2011, each outside director is entitled to receive an annual base fee for his or her services of $30,000, payable in quarterly installments in conjunction with quarterly meetings of our Board. In addition, each outside director who serves as the chair of the audit, compensation or nominating and corporate governance committees is entitled to receive an additional annual cash retainer of $15,000, $10,000 or $8,000, respectively. Outside directors that serve as non-chair members of the audit, compensation or nominating and corporate governance committees are entitled to receive an additional annual cash retainer of $8,000, $5,000 or $4,000, respectively.

        Equity compensation.    Under the outside director compensation program, beginning in 2011, each outside director is entitled to receive a one-time nonqualified stock option grant covering 37,500 shares of our common stock upon the outside director's initial election to the Board. In addition, on the date of the Company's annual stockholder meeting, each outside director who will continue in service following such meeting is entitled to receive an annual nonqualified stock option grant with respect to 15,000 shares of our common stock (unless the outside director received an initial stock option grant in the same calendar year as the applicable stockholders meeting). Initial stock option grants and annual stock option grants will vest and become exercisable in twelve substantially equal installments on each three-month anniversary of the applicable grant date, subject to the outside director's continued service on our Board. In addition, annual grants will automatically accelerate and vest in full if an outside director ceases to be an outside director due to his death or disability or if an outside director stands for reelection but is not re-elected to the Board.

ITEM 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

Summary

        The audit committee of our Board has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as our independent registered public accountants for the year ending December 31, 2011, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders best interests.

Board Recommendation

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2011.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 28, 2011 for:

  •
  each person, or group of affiliated persons, who we know beneficially owns more than 5% of our outstanding shares of common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our current directors and executive officers as a group.

        Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

        Applicable percentage ownership is based on 83,186,468 shares of common stock outstanding at April 28, 2011. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or exercisable within 60 days of April 28, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

        Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Demand Media, Inc., 1299 Ocean Avenue, Suite 500, Santa Monica, California 90401.

Name	Shares of Common Stock	Rights to Acquire Common Stock(1)	Total Shares Beneficially Owned	Percentage of Outstanding Common Stock
5% Beneficial Owners
Entities affiliated with Oak Investment Partners(2)	22,435,316	—	22,435,316	26.97%
Entities affiliated with Spectrum Equity(3)	13,852,704	—	13,852,704	16.65%
Entities affiliated with W Capital Partners(4)	7,172,119	—	7,172,119	8.62%
Goldman Sachs Investment Partners Master Fund, L.P.(5)	5,833,333	—	5,833,333	7.01%
Directors and Executive Officers
Richard M. Rosenblatt(6)	4,039,021	2,152,307	6,191,328	7.26%
Charles S. Hilliard(7)	744,727	625,560	1,370,287	1.64%
Joanne K. Bradford(8)	200,000	105,208	305,208	*
David E. Panos(9)	—	148,390	148,390	*
Larry D. Fitzgibbon(10)	133,844	182,156	316,000	*
Fredric W. Harman(11)	22,435,316	—	22,435,316	26.97%
Victor E. Parker(12)	13,852,704	—	13,852,704	16.65%
Gaurav Bhandari(13)	5,833,333	—	5,833,333	7.01%
John A. Hawkins(14)	3,999,999	—	3,999,999	4.81%
James R. Quandt(15)	26,666	28,125	54,791	*
Peter Guber(16)	119,050	15,625	134,675	*
Joshua G. James(17)	32,727	15,625	48,352	*
Robert R. Bennett(18)	58,823	3,125	61,948	*
Matthew P. Polesetsky (19)	36,958	45,020	81,978	*

Name	Shares of Common Stock	Rights to Acquire Common Stock(1)	Total Shares Beneficially Owned	Percentage of Outstanding Common Stock
Shawn J. Colo(20)	1,247,434	83,719	1,331,153	1.60%
Taryn J. Naidu(21)	—	133,375	133,375	*
All current executive officers and directors (including nominees) as a group (16 persons)(22)	52,760,602	3,538,235	56,298,837	64.92%

*
Represents beneficial ownership of less than 1%.

(1)
Represents shares which the person or group has a right to acquire within sixty (60) days of April 28, 2011, upon the exercise of options.

(2)
Includes (i) 7,693,877 shares held by Oak Investment Partners XII, Limited Partnership and (ii) 14,741,439 shares held by Oak Investment Partners XI, Limited Partnership. Mr. Harman, one of our directors, is a Managing Member of Oak Associates XI, LLC and of Oak Associates XII, LLC. Mr. Harman is the General Partner of Oak Investment Partners XI, Limited Partnership and of Oak Investment Partners XII, Limited Partnership. Mr. Harman has shared power to vote and dispose of the shares held by Oak Investment Partners XI, L.P. and Oak Investment Partners XII, L.P. The names of the parties who share power to vote and dispose of the shares held by Oak Investment Partners XI, L.P. with Mr. Harman are Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer and Gerald R. Gallagher, all of whom are Managing Members of Oak Associates XI, LLC, the General Partner of Oak Investment Partners XI, L.P. The names of the parties who share power to vote and dispose of the shares held by Oak Investment Partners XII, L.P. with Mr. Harman are Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, Gerald R. Gallagher, Grace A. Ames, Iftikar A. Ahmed and Warren B. Riley, all of whom are Managing Members of Oak Associates XII, LLC, the General Partner of Oak Investment Partners II, L.P. Each of the above listed individuals disclaims beneficial ownership of the shares held by such partnerships, except to the extent of their individual pecuniary interest therein. The address of the entities and Mr. Harman is 525 University Avenue, Ste 1300, Palo Alto, CA 94301.

(3)
Includes (i) 13,783,442 shares held by Spectrum Equity Investors V, L.P. ("SEI V"), the general partner of which is Spectrum Equity Associates V, L.P., the general partner of which is SEA V Management, LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker and Christopher T. Mitchell exercise voting and dispositive power and (ii) 69,262 shares held by Spectrum V Investment Managers' Fund, L.P. ("IMF V," and together with SEI V, the "Spectrum Funds"), the general partner of which is SEA V Management, LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker and Christopher T. Mitchell exercise voting and dispositive power. Each of the controlling entities, individual general partners and managing directors of the Spectrum Funds, as the case may be, including Mr. Parker who is a managing director of the general partner of the general partner of SEI V and a managing director of the general partner of IMF V, and serves on our Board, Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker and Christopher T. Mitchell disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The principal business address of each of the Spectrum Funds is 333 Middlefield Road, Suite 200, Menlo Park, CA 94025.

(4)
Includes (i) 1,565,206 shares held by W Capital Partners Orchid, L.P. and (ii) 5,606,913 shares held by W Capital Partners II, L.P. The sole general partner of W Capital Partners II, L.P. and W Capital Partners Orchid, L.P. is WCP GP II, L.P. and the sole general partner of WCP GP II, L.P. is WCP GP II, LLC. The managing members of WCP GP II, LLC exercise voting and investment power over securities held by W Capital Partners II, L.P. and W Capital Partners Orchid, L.P. The managing members of WCP GP II, LLC are Robert Migliorino, David Wachter and Stephen Wertheimer, each of whom disclaims beneficial ownership of the securities held by W Capital Partners II, L.P. and W Capital Partners Orchid, L.P., except to the extent of any pecuniary interest therein. The address of these entities is 1 East 52nd Street, Fifth Floor, New York, NY 10022.

(5)
These shares are beneficially owned by Goldman Sachs Investment Partners Master Fund, L.P., a fund affiliated with The Goldman Sachs Group, Inc. (the "Goldman Fund"). Wholly owned subsidiaries of The Goldman Sachs Group, Inc. are the general partner and the investment manager of the Goldman Fund. The Goldman Sachs Group, Inc. disclaims beneficial ownership of the common units owned by the Goldman Fund, except to the extent of its pecuniary interest therein, if any. This does not include any securities, if any, beneficially owned by any operating units of The Goldman Sachs Group, Inc., its subsidiaries or affiliates whose ownership of securities is disaggregated from the Goldman Fund in accordance with positions taken by the Securities and Exchange Commission and its staff. The address for The Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282.

(6)
Includes 449,033 shares held by the Rosenblatt 2007 Grantor Retained Annuity Trust dated July 12, 2007, and 2,152,307 shares subject to options that are exercisable within 60 days of April 28, 2011.

(7)
Includes 744,727 shares held by the Charles & Michelle Hilliard Family Trust Dated 1/25/01, and 625,560 shares subject to options that are exercisable within 60 days of April 28, 2011.

(8)
Includes 105,208 shares subject to options that are exercisable within 60 days of April 28, 2011.

(9)
Includes 148,390 shares subject to options that are exercisable within 60 days of April 28, 2011.

(10)
Includes 182,156 shares subject to options that are exercisable within 60 days of April 28, 2011.

(11)
Includes 22,435,316 shares held by entities affiliated with Oak Investment Partners as described in footnote (2) above. Mr. Harman, one of our directors, is a Managing Member of Oak Associates XI, LLC and of Oak Associates XII, LLC. Mr. Harman disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address for Mr. Harman is 525 University Avenue, Ste 1300, Palo Alto, CA 94301.

(12)
Includes 13,852,704 shares held by entities affiliated with Spectrum Equity as described in footnote (3) above. Mr. Parker, one of our directors, is a managing director of the general partner of the general partner of SEI V and a managing director of the general partner of IMF V. Mr. Parker is also a limited partner of the general partner of SEI V and a limited partner of IMF V. Mr. Parker disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address for Mr. Parker is 333 Middlefield Road, Suite 200, Menlo Park, CA 94025.

(13)
Includes 5,833,333 shares beneficially owned by the Goldman Fund as described in footnote (5) above. Mr. Bhandari, one of our directors, is a Managing Director of Goldman, Sachs & Co. Mr. Bhandari disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address for Mr. Bhandari is 200 West Street, New York, NY 10282.

(14)
Includes (i) 3,965,953 shares held by Generation Capital Partners II LP ("GCP") and (ii) 34,046 shares held by Generation Members' Fund II LP ("GMF," and together with GCP, the "Generation Funds"). Mr. Hawkins, one of our directors, is Managing Partner and co-founder of Generation Partners and has shared power to vote and dispose of the shares held by the Generation Funds. These shares may be deemed to be beneficially owned by Mr. Hawkins and the

  Generation Funds. Each of Mr. Hawkins and the Generation Funds disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Mr. Hawkins is One Maritime Plaza, Ste 1555, San Francisco, CA 94111 and the address for the Generation Funds is One Greenwich Office Park, Greenwich, CT 06831.

(15)
Includes 28,125 shares subject to options that are exercisable within 60 days of April 28, 2011.

(16)
Includes 119,050 shares held by the Guber Family Trust, and 15,625 shares subject to options that are exercisable within 60 days of April 28, 2011.

(17)
Includes 32,727 shares held by Cocolalla, LLC, of which Mr. James is the Managing Member, and 15,625 shares subject to options that are exercisable within 60 days of April 28, 2011.

(18)
Includes 58,823 shares held by Hilltop Investments, of which Mr. Bennett is a manager and member, and 3,125 shares subject to options that are exercisable within 60 days of April 28, 2011.

(19)
Includes 45,020 shares subject to options that are exercisable within 60 days of April 28, 2011.

(20)
Includes 98,246 shares held by the Shawn J. Colo Grantor Retained Annuity Trust, dated 9/12/08, 33,475 shares held by the Colo and O'Neil Revocable Trust, dated 9/12/08, 98,246 shares held by the Deirdre A. O'Neil Grantor Retained Annuity Trust, dated 9/12/08, and 83,719 shares subject to options that are exercisable within 60 days of April 28, 2011.

(21)
Includes 133,375 shares subject to options that are exercisable within 60 days of April 28, 2011.

(22)
Includes an aggregate of 3,538,235 shares subject to options that are exercisable within 60 days of April 28, 2011 that are held by our directors and officers as a group.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the "Summary Compensation Table" and the factors relevant to an analysis of these policies and decisions. These "named executive officers" for 2010 are Richard M. Rosenblatt, Chairman and Chief Executive Officer; Charles S. Hilliard, President and Chief Financial Officer; Joanne K. Bradford, Chief Revenue Officer; David E. Panos, Chief Marketing Officer; and Larry D. Fitzgibbon, Executive Vice President, Media and Operations.

        Specifically, this section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why the compensation committee of our Board arrived at specific compensation policies and decisions involving our named executive officers during 2010.

        Each of the key elements of our executive compensation program is discussed in more detail below. Our compensation programs are designed to be flexible and complementary and to collectively serve the principles and objectives of our executive compensation and benefits program.

Executive Compensation Philosophy and Objectives

        We operate in the highly competitive and dynamic media and Internet industries, which are characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To succeed in this environment, we must continuously develop and refine new and existing products and services, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, financial and other business professionals.

        We recognize that our ability to attract and retain these professionals, as well as to grow our organization, largely depends on how we compensate and reward our employees. We strive to create an environment that is responsive to the needs of our employees, is open towards employee communication and continual performance feedback, encourages teamwork and rewards commitment and performance. The principles and objectives of our compensation and benefits programs for our executive officers and other employees are to:

  •
  attract, engage and retain the best executives to work for us, with experience and managerial talent enabling us to be an employer of choice in the highly competitive and dynamic industries in which we operate;

  •
  align compensation with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;

  •
  motivate and reward executives whose knowledge, skills and performance ensure our continued success; and

  •
  ensure that our total compensation is fair, reasonable and competitive.

        We compete with many other companies in seeking to attract and retain experienced and skilled executives. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and which reward our executive officers for achieving our financial and strategic objectives.

 Roles of Our Board of Directors, Compensation Committee and Chief Executive Officer in Compensation Decisions

        Historically, the initial compensation arrangements with our executive officers, including the named executive officers, have been determined in arm's-length negotiations with each individual executive. Typically, our Chief Executive Officer has been responsible for negotiating these arrangements, except with respect to his own compensation, with the oversight and final approval of our Board or the compensation committee. The compensation arrangements have been influenced by a variety of factors, including, but not limited to:

  •
  our financial condition and available resources;

  •
  our need to fill a particular position;

  •
  an evaluation of the competitive market, based on the collective experience of the members of the compensation committee with other companies;

  •
  the length of service of an individual; and

  •
  the compensation levels of our other executive officers,

each as of the time of the applicable compensation decision. Generally, the focus of these arrangements has been to recruit skilled individuals to help us meet our product development, customer acquisition and growth objectives, while continuing to achieve our financial growth goals, as well as to maintain the level of talent and experience needed to further the growth of the Company.

        Since the completion of these arrangements, our Board and compensation committee have been responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements for our Chief Executive Officer and other executive officers, including the other named executive officers. For 2010, our Chief Executive Officer reviewed the performance of the other executive officers, including the other named executive officers and, based on this review, along with the factors described above, made non-binding recommendations to the compensation committee with respect to the total compensation, including each individual component of compensation, of these individuals for the coming year. For 2010, the compensation committee determined the total compensation, including each individual component of compensation, for our other named executive officers, taking into account the recommendations from our Chief Executive Officer. Further, for 2010, the compensation committee reviewed the performance of our Chief Executive Officer and, based on this review and the factors described above, determined his total compensation, including each individual component of compensation, for the coming year. Since the completion of our initial public offering in early 2011, the compensation committee has functioned largely independently of our Board in determining the compensation of the Chief Executive Officer and other senior executive officers.

        The current compensation levels of our executive officers, including our named executive officers, primarily reflect the varying roles and responsibilities of each individual, as well as the length of time each executive officer has been employed by the Company. As a result of the compensation committee's assessment of our Chief Executive Officer's role and responsibilities within the Company, there is a significant difference between his compensation level and those of our other executive officers, based on (but not limited to) our Chief Executive Officer's role as chairman of our Board, his prior experience and direct oversight of all facets of our operations and growth strategy.

Engagement of Compensation Consultant

        The compensation committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies. Prior to 2010, the compensation committee did not engage the services of an executive compensation advisor in reviewing and establishing its compensation programs and policies. The compensation committee has not previously considered formal compensation market data or formally benchmarked total executive compensation or individual compensation elements against a peer group.

        In May 2010, in connection with the preparation of our initial public offering, the compensation committee engaged Compensia, Inc., a national compensation consulting firm, to provide executive compensation advisory services, to help evaluate our compensation philosophy and objectives and to provide guidance in administering our compensation program. The compensation committee directed Compensia to develop a peer group of comparable companies in the Internet and technology sectors and prepare a competitive market analysis of our executive compensation program to assist it in determining the appropriate level of overall compensation, as well as assess each separate component of compensation, with the goal of understanding the competitiveness of the compensation we offer to our executive officers. In June 2010, Compensia provided our compensation committee a report containing a market analysis of our named executive officers' cash compensation levels. The market data included proxy information for companies in a peer group (where available in the case of our Chief Executive Officer and Chief Financial Officer) as well as data from a proprietary executive compensation survey that covered high-technology companies with annual revenues between $200 million and $500 million. The peer group consisted of the following companies: BlackBoard, Inc., Concur Technologies, Inc., Cybersource Corp., Fortinet, Inc., Informatica Corporation, Interactive Data Corporation, Morningstar, Inc., NetLogic Microsystems, Inc., Rackspace Hosting, Inc., RiskMetrics Group, Inc., Riverbed Technology, Inc., Solarwinds, Inc., SuccessFactors, Inc., Taleo Corporation, Tivo, Inc., Vistaprint N.V. and WebMD Health Corp. This data was collected for purposes of determining post-initial public offering compensation for our named executive officers and, accordingly, was not used for purposes of determining 2010 compensation. With respect to post-initial public offering compensation, this data was used as a single reference point by the compensation committee and considered together with the other factors described here. In the future, we anticipate that the compensation committee will conduct an annual review of our executive officers' compensation and consider adjustments in executive compensation levels. Compensia serves at the discretion of the compensation committee.

Compensation Philosophy

        We designed the principal components of our executive compensation program to fulfill one or more of the principles and objectives described above. Compensation of our named executive officers during 2010 consisted of the following elements:

  •
  base salary;

  •
  annual incentive cash compensation (bonuses) and sales commissions;

  •
  equity incentive compensation;

  •
  certain severance and change in control benefits;

  •
  a retirement savings (401(k)) plan; and

  •
  health and welfare benefits and certain limited perquisites and other personal benefits.

        We view each component of our executive compensation program as related but distinct, and we also regularly reassess the total compensation of our executive officers to ensure that our overall compensation objectives are met. Historically, not all components have been provided to all executive officers. In addition, we have considered, in determining the appropriate level for each compensation component, but not relied on exclusively, our understanding of the competitive market based on the collective experience of members of our Board, our recruiting and retention goals, our view of internal equity and consistency, the length of service of our executive officers, our overall performance and other considerations the compensation committee considers relevant.

        We offer cash compensation in the form of base salaries and annual performance-based bonuses that we believe appropriately reward our executive officers for their individual contributions to our business. When making bonus decisions, the compensation committee has considered the Company's financial and operational performance as well as each executive officer's individual contributions during the year. With respect to Ms. Bradford only, due to the nature of her position and her direct oversight of key sales activities, we also offer an opportunity to earn commissions based on our sales success to properly incentivize and reward her for her role in this key component of our business.

        The key component of our executive compensation program, however, is equity awards covering shares of our common stock. Prior to our initial public offering, as a privately-held company, we emphasized the use of equity to incentivize our executive officers to focus on the growth of our overall enterprise value and, correspondingly, the creation of value for our stockholders. As a result of this compensation practice, we have tied a greater percentage of each executive officer's total compensation to stockholder returns and kept cash compensation at comparatively modest levels, while providing the opportunity to be well-rewarded through equity if we perform well over time.

        Except as described below, we have not adopted any formal or informal policy or guidelines for allocating compensation between currently-paid and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our philosophy is to tie a greater percentage of an executive officer's compensation to longer term stockholder returns and to keep cash compensation to a nominally competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. To this end, we have used stock options as a significant component of compensation because we believe that these awards tie an individual's compensation to the creation of stockholder value over time. In the future, we expect to increasingly use restricted stock and/or restricted stock units as components of our equity compensation program. These awards also tie compensation to longer-term shareholder return but enable us to confer value in excess of simple future appreciation in share price where appropriate. Such awards also provide some protection to employees from volatility in our stock price as compared to stock options. While we offer competitive base salaries, we believe stock-based compensation is a more significant motivator in attracting employees for Internet-related and other technology companies.

        Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives.

Executive Compensation Program Components

        The following describes the primary components of our executive compensation program for each of our named executive officers during 2010, the rationale for that component, and how compensation amounts were determined.

Base Salary

        To obtain the skills and experience that we believe are necessary to lead our growth, most of our executive officers, including the named executive officers, have been hired from larger organizations and/or from organizations that we acquired and subsequently integrated into our operations. Generally, their initial base salaries were established through arm's-length negotiation at the time the individual was hired, taking into account his or her qualifications, experience and prior salary level.

        Thereafter, the base salaries of our executive officers, including the named executive officers, have been reviewed periodically by the compensation committee, and adjustments have been made as deemed appropriate based on such factors as the scope of an executive officer's responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding base salary adjustments may also take into account the executive officer's current base salary, equity ownership and the amounts paid to the executive's peers inside the Company. In making base salary adjustments in years past, the compensation committee also took into consideration, in certain circumstances, the collective experience of its members with other companies. Base salaries are also customarily reviewed at the time of a promotion or other significant change in an executive officer's role or responsibilities.

        In March 2010, the compensation committee approved base salary increases of 33%, 30%, 4% and 12% for Messrs. Rosenblatt, Hilliard, Panos and Fitzgibbon, respectively, effective in April 2010. The base salary increases reflected improved market conditions and were intended to help compensate for the lack of any salary increases for 2009. The amounts of the salary increases were based on each executive's level of responsibility and were intended to bring the named executive officers' base salaries in line with levels that the compensation committee determined to be the market standard for compensation paid to similarly-situated executives at other peer companies based on their general knowledge of the competitive market and, with respect to Messrs. Rosenblatt and Hilliard, reflected their increased responsibilities in preparing the Company for its initial public offering. Ms. Bradford joined the Company in March 2010 after the compensation committee approved base salary increases for the other named executive officers. Her base salary for 2010 was based on arm's-length negotiations, which set her salary for the remainder of 2010 in connection with her hiring. The actual base salaries paid to the named executive officers during 2010 are set forth in the "Summary Compensation Table" below.

Annual Incentive Cash Compensation and Sales Commissions

        We use cash bonuses to motivate our executive officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. Although our named executive officers have target annual bonus opportunities, the determination of whether and how much of an annual bonus is awarded is made at the discretion of the compensation committee, based in part on the Company's performance against our annual budget.

        In April 2010, the 2010 target bonus opportunities for Messrs. Rosenblatt and Hilliard were increased from 40% of their respective base salaries to 60% of their respective base salaries. In addition, the compensation committee increased Mr. Panos' target bonus opportunity from $90,000 (representing approximately 39% of his 2010 base salary) to 40% of his base salary. The target bonus opportunities for the other named executive officers remained unchanged from their 2009 levels.

        The increases to Messrs. Rosenblatt's and Hilliard's target bonus opportunities were intended to provide greater incentive opportunity to these executives in light of their levels of responsibility in maintaining Company performance and increased responsibilities in connection with the preparation for the Company's initial public offering. The target bonus increases were intended to bring these named executive officers' target bonuses in line with levels that the compensation committee determined to be the market standard for compensation paid to similarly-situated executives at other companies based on their general knowledge of the competitive market. The increase to Mr. Panos' target bonus opportunity was intended to bring his bonus opportunity in line with bonus opportunities for the Company's similarly-situated executives.

        Determination of the 2010 bonus payouts for the named executive officers was based on funding of our company-wide bonus pool. For 2010, the bonus pool was funded based on our achievement of pre-established targets of Adjusted OIBDA before bonus expense. The bonus pool started to fund upon achievement of an Adjusted OIBDA (before bonus expense) threshold of $40 million for 2010, funding at the full target (100%) level upon achievement of the Adjusted OIBDA (before bonus expense) target of $64.75 million for 2010. The compensation committee had discretion to provide for additional funding of the bonus pool upon achievement of Adjusted OIBDA (before bonus expense) levels above the target level. The compensation committee also had discretion to award bonus amounts taking into consideration both the Company's achievement of Adjusted OIBDA goals and other factors that it deemed appropriate in determining bonus levels, including the respective named executive officer's contributions during 2010. The compensation committee was free to consider, in determining bonuses, factors including, but not limited to, the Chief Executive Officer's annual performance review of the other executive officers (including the other named executive officers), which evaluated, among other things, the executives' initiative, teamwork and management and communications skills.

        In 2010, the Company achieved an Adjusted OIBDA (before bonus expense) of $69.54 million, which was $4.79 million above the level to achieve funding of the bonus pool at 100% of target. Accordingly, the compensation committee exercised its discretion to fund the bonus pool above the target level. Consistent with the funding approach applied between the threshold and target levels (which allocated approximately 26% of the Adjusted OIBDA (before bonus expense) achieved between the threshold and target to the bonus pool), approximately 26% of the Adjusted OIBDA (before bonus expense) achieved above the target level was also allocated to the bonus pool, such that the bonus pool funded at 120% of the target level. Accordingly, named executive officers generally were awarded 2010 bonuses in an amount equal to approximately 120% of their respective 2010 target bonuses. However, because Mr. Panos' 2010 salary was slightly higher than that of other similarly-situated executives to Mr. Panos (prior to the April 2010 salary adjustments), Mr. Panos' bonus paid at a level slightly less than 120% of his 2010 target bonus in order to bring his aggregate cash compensation in line with that of other similarly-situated executives. The table below sets forth each named executive officer's 2010 target bonus and actual bonus.

Named Executive Officer	2010 Target Bonus (% Base Salary)		2010 Bonus (% of Target Bonus)
Richard M. Rosenblatt	$180,634		$216,760
	(55%	)(1)	(120%	)
Charles S. Hilliard	$155,719		186,863
	(55%	)(1)	(120%	)
Joanne K. Bradford(2)	72,110		86,532
	(40%	)	(120%	)
David E. Panos	93,014		109,841
	(40%	)	(118%	)
Larry D. Fitzgibbon	91,534		109,841
	(40%	)	(120%	)

(1)
The 2010 target bonus for each of Messrs. Rosenblatt and Hilliard was 40% of the executive's annual base salary from January through March 2010, and 60% of the executive's annual base salary from April through December 2010.

(2)
Amounts represent Ms. Bradford's 2010 target and actual bonus, prorated to reflect her partial-year service since joining the Company on March 26, 2010.

        The compensation committee also awarded special discretionary bonuses to Messrs. Rosenblatt and Hilliard and Ms. Bradford equal to $125,000, $100,000 and $16,247, respectively. The decision to award the discretionary bonuses was based on the compensation committee's subjective assessment of each executive's extraordinary performance with respect to the 2010 fiscal year. Factors that were considered in awarding these bonuses include (i) with respect to Messrs. Rosenblatt and Hilliard, the executives' role in contributing to the significant out-performance of the Company's business growth prospects for 2010 and (ii) with respect to Ms. Bradford, the executive's achievement of exceeding the sales target for branded advertising for the fourth quarter of 2010.

        Pursuant to her employment agreement, for 2010, Ms. Bradford was also entitled to commission payments in an amount equal to (i) 0.25% of the sum of (A) global sales of premium branded advertising and (B) the portion allocable to first year contracted bookings of certain social media clients, up to $15 million of sales and bookings; and (ii) 0.50% of such sales and bookings to the extent they exceed $15 million in the aggregate for 2010. The terms of these payouts were negotiated in connection with Ms. Bradford's hiring in March 2010. Commissions were only paid on sales and bookings occurring after Ms. Bradford's hire date in March 2010. However, in determining whether Ms. Bradford was entitled to commissions under clause (ii) in the immediately preceding sentence, sales made during 2010 prior to her hire date were included for purposes of determining if the $15 million sales and bookings target had been achieved. Ms. Bradford's commission payments for 2010 are set forth in the Summary Compensation Table below.

        In addition, in recruiting individuals to join us, from time to time, we may agree to pay a specified bonus amount in connection with his or her initial employment offer. We did not award any such one-time bonuses to any named executive officers in 2010.

Long-Term Equity Incentives

        The goals of our long-term equity incentive awards are to incentivize and reward our executive officers, including our named executive officers, for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. We currently maintain the Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan (the "2006 Plan") and the Demand Media, Inc. 2010 Incentive Award Plan (the "2010 Plan"), pursuant to which we have granted and, with respect to the 2010 Plan, will continue to grant, various equity awards. As of the adoption of the 2010 Plan, no further grants have been or will be made under the 2006 Plan.

        To reward our executive officers in a manner that best aligns their interests with the interests of our stockholders, we have used stock options as a key equity incentive vehicle. Because our executive officers are able to benefit from stock options only if the market price of our common stock increases relative to the option's exercise price, we believe stock options provide meaningful incentives to our executive officers to achieve increases in the value of our stock over time and are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of these incentive awards to our future performance. We believe our long-term equity compensation also encourages the retention of our named executive officers because the vesting of equity awards is largely based on continued employment, in addition, in certain cases, to attaining pre-established performance criteria.

        Historically, we also have granted restricted stock when making equity awards to our executive officers at the time an individual is hired. These awards were intended to enable our named executive officers to establish a meaningful equity stake in the Company that would vest over a period of years based on continued service. We believe that these awards enabled us to deliver competitive compensation value to new executive officers at levels sufficient to attract and retain top talent within our executive officer ranks while, at the same time, enabling us to better manage the dilution levels of our equity incentive award program.

        Equity Award Decisions.    Historically, the size and form of the initial equity awards for our named executive officers have been established through arm's-length negotiation at the time the individual was hired. In making these awards, we considered, among other things, the prospective role and responsibility of the individual, competitive factors, the amount of equity-based compensation held by the executive officer at his or her former employer, our compensation committee's collective experience with compensation paid in respect of similar roles and in companies in similar stages of growth and industries as us at the time the executive officer was hired, the cash compensation received by the executive officer and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

        In the past, we have made "refresher" stock option grants to our executive officers from time to time, including our named executive officers, as part of our annual review process. Typically, the compensation committee has approved a pool of shares of our common stock each year to be made available in the form of stock options as "refresher" grants to our employees, including our named executive officers. The size of the pool of shares is dependent on a number of factors, primarily our near-term forecasted hiring plans and/or the size of the pool of stock available compared to the forecasted amount of shares that we anticipate granting in the near term. The vast majority of our employees have been eligible for "refresher" stock option grants every other year, and the number of shares of common stock subject to "refresher" grants varies from individual to individual, but generally depends on length of service, individual performance history, job scope, function, and title, the value and size of outstanding equity awards and comparable awards granted to other individuals at similar levels. Going forward, we expect to increasingly use restricted stock and/or restricted stock units (in addition to or in lieu of stock option grants), as we deem appropriate, to offer our employees, including our named executive officers, long-term equity incentives that align their interests with the long-term interests of our stockholders. These awards also tie compensation to longer-term shareholder return but enable us to confer value in excess of simple future appreciation in share price where appropriate. Such awards also provide some protection to employees from volatility in our stock price as compared to stock options. The size of the pool of grants made available under "refresher" grants, and subsequently granted to our employees and executive officers, including our named executive officers, is decided by the compensation committee, taking into consideration the non-binding recommendation of our Chief Executive Officer. Historically, the compensation committee has also drawn upon the experience of its members to assess the competitiveness of the market in determining equity awards. To the extent we begin to use restricted stock and/or restricted stock unit awards in lieu of stock options, we expect the number of shares underlying individual awards to be less than the number of shares that would underlie such awards if such awards were made in the form of stock option grants to reflect the greater value that is generally conferred by restricted stock and restricted stock unit awards, relative to stock options.

        In 2010, the compensation committee approved new-hire and "refresher" equity grants to Ms. Bradford and Mr. Panos, respectively, amended certain outstanding awards held by Messrs. Rosenblatt and Hilliard and approved stock option grants to each of the named executive officers in anticipation of our initial public offering. The equity awards granted to the named executive officers during 2010 are described below and are also set forth in the "Summary Compensation Table," the "Grants of Plan-Based Awards in 2010" table and the "Outstanding Equity Awards at 2010 Fiscal Year-End" table below.

        While we were a privately-held company, there was no market for shares of our common stock. Accordingly, in 2010, we had no program, plan, or practice pertaining to the timing of stock option grants to our executive officers coinciding with the release of material non-public information about the Company. We intend to adopt a formal policy regarding the timing of stock option grants and other equity awards in the future.

2010 New-Hire and Refresher Equity Grants

        In March 2010, we granted to Ms. Bradford an award of 200,000 restricted shares and an option covering 200,000 shares of common stock based on arm's-length negotiations with Ms. Bradford in connection with her hiring. The stock option award was granted with an exercise price equal to $7.70 per share (the fair market value of our common stock on the grant date, as determined by our Board). The stock option vested as to 50,000 shares on the grant date and will continue to vest as to 37,500 shares on the first anniversary of the grant date and as to 3,125 shares on the first day of each month thereafter (for a total vesting period of four years). The restricted stock award will vest, and the restrictions thereon will lapse, in equal 25% installments on each of the first four anniversaries of the grant date. In addition, the following accelerated vesting provisions apply to Ms. Bradford's awards: (i) each award will vest as to 50,000 shares underlying the award upon a termination of employment by Ms. Bradford for "good reason," by the Company without "cause" (each, occurring either prior to or following a change in control) or in the event of Ms. Bradford's death or "disability" (each, as defined in her employment agreement) occurring prior to a change in control; (ii) in addition, each award will vest as to the greater of 50,000 shares and 50% of the then-unvested shares underlying such award in the event of a "change in control" (as defined in the 2006 Plan) if Ms. Bradford remains employed with the Company through the three-month anniversary of the consummation of the change in control or incurs a termination of employment without cause or for good reason prior to such three-month anniversary of the consummation of the change in control.

        In March 2010 we granted to Mr. Panos a "refresher" stock option award covering 38,940 shares of common stock. The stock option was granted with an exercise price equal to $7.70 per share and will vest as to 25% of the shares underlying the award on the first anniversary of the grant date and as to 1/48th of the shares subject to the award on each monthly anniversary of the grant date thereafter (for a total vesting period of four years). In the event the Company experiences a "change in control" (as defined in the 2006 Plan) and either (i) Mr. Panos remains employed through the six-month anniversary of the consummation of the change in control or (ii) the Company terminates the employment of Mr. Panos other than for "cause" (as defined in the 2006 Plan) prior to the six-month anniversary of the consummation of the change in control, then the stock option award will vest and become exercisable as to the greater of (A) 9,735 shares or (B) 50% of the then-unvested shares underlying the award. In addition, in the event that Mr. Panos remains employed through the six-month anniversary of the consummation of the change in control and the Company terminates his employment other than for cause after such six-month anniversary, an additional 9,735 shares (or such lesser number of shares that remains unvested on such date of termination) underlying the award will vest and become exercisable. In determining the size of Mr. Panos' "refresher" stock option grant, the compensation committee considered, amongst other things, Mr. Panos' responsibilities as Chief Marketing Officer and the need to provide new retention incentives to Mr. Panos.

        Our compensation committee determined that "double trigger" vesting acceleration upon a qualifying termination in connection with a change in control strikes an appropriate balance for these awards in that the executives are not provided with an immediate payout solely because the Company is sold, but the executives are protected from being deprived of the value of the options if the executives are willing to continue serving the Company in their existing capacities. In addition, to help ensure that these officers would remain available to see the Company through a post-transaction transition period, our compensation committee determined that vesting our executive officers in a portion of these awards following a specified period of continued service after a change in control was also appropriate.

Amendments to Certain Performance-Based Grants

        In February 2010, the compensation committee amended certain terms of the performance-based stock options granted to Messrs. Rosenblatt and Hilliard in 2007 and restricted stock award granted to

Mr. Rosenblatt in 2007, each set forth in the following table. Certain aspects of Messrs. Rosenblatt's and Hilliard's awards were further amended in anticipation of our initial public offering as described below under the caption "IPO-Related Amendments to Certain Grants."

Named Executive Officer	Date of Grant	Type of Award	Number of Shares
Richard M. Rosenblatt	April 19, 2007	Stock Option	1,000,000
Richard M. Rosenblatt	April 19, 2007	Restricted Stock	1,000,000
Charles S. Hilliard	June 1, 2007	Stock Option	375,000

        Under these February 2010 amended performance-based stock option grants, the options vest in full (i) if the Company consummates an initial public offering of shares of our common stock and the average closing price per share of our common stock during any 30-day period following the initial public offering equals or exceeds $20, subject to continued employment with us through such vesting date (with certain exceptions to such continued employment requirement if the executive is terminated without cause or for good reason or as a result of death or disability prior to the vesting date) or (ii) if the Company undergoes a change in control in which the consideration per share is at least $20 in cash or freely tradeable securities, subject to continued employment of the executive through the one-year anniversary of the change in control (with certain exceptions to such continued employment requirement in each case if the executive is terminated without cause or for good reason or as a result of death or disability). The expiration date of these options is the latest to occur of June 1, 2013, the thirteen-month anniversary of the consummation of a qualifying change in control occurring prior to June 1, 2013 or the thirteen-month anniversary of the closing of our initial public offering. These options vested in full during the first quarter of 2011, as the average closing price per share of our common stock equaled or exceeded $20 during a 30-day period following our initial public offering.

        Under Mr. Rosenblatt's February 2010 amended restricted stock award, the restricted stock award will vest in full, and the restrictions thereon will lapse, (i) if the Company consummates an initial public offering of shares of our common stock on or prior to the sixth anniversary of the grant date (April 19, 2013) and the average closing price per share of our common stock equals or exceeds $20 during any 30-day period following the closing of the offering and preceding the later of the sixth anniversary of the grant date and the first anniversary of the closing of the initial public offering, subject to continued employment with us through the vesting date (with certain exceptions to such continued employment requirement if the executive is terminated without cause or for good reason or as a result of death or disability) or (ii) if the Company undergoes a change in control on or prior to the sixth anniversary of the date of grant in which the consideration per share is at least $20 in cash or freely tradeable securities, subject to continued employment of the executive through the one-year anniversary of the change in control (with certain exceptions to such continued employment requirement if the executive is terminated without cause or for good reason or as a result of death or disability). This restricted stock award vested in full during the first quarter of 2011, as the average closing price per share of our common stock equaled or exceeded $20 during a 30-day period following our initial public offering.

        Prior to implementation of the amendments to the performance grants described above, the original awards would have vested in different tranches following an initial public offering at prices ranging from $24 per share to $28 per share. The primary purposes of the amendments was to make the price per share at which vesting of the awards could be triggered the same for an initial public offering and a change in control (i.e., $20 per share).

IPO-Related Amendments to Certain Grants

        In anticipation of our initial public offering, in August 2010, we also amended Mr. Rosenblatt's and Mr. Hilliard's performance-based awards (described in the preceding section "Amendments to Certain Performance-Based Grants") and June 2009 stock option grants through provisions contained in their post-IPO employment agreements (described under the caption "Post-IPO Employment Agreements" below). These amendments became effective upon the closing of our initial public offering and provide that the excise tax gross-up protections applicable generally to any "excess parachute payments" made to these two executives upon or for a limited period of time following a change in control of the Company will extend to any such excise taxes arising in connection with these amended equity awards. Mr. Rosenblatt's performance-based awards were also amended to provide that the awards will vest in full if Mr. Rosenblatt remains employed by the Company through the sixth-month (rather than one-year) anniversary of a qualifying change in control event.

IPO-Related Equity Grants

        In anticipation of our initial public offering, in August 2010, we also granted stock options covering an aggregate of 5,825,000 shares of our common stock, including the grants of stock options to certain of our named executive officers detailed in the table below. These grants became effective upon the execution of a new or, in the case of Ms. Bradford, amended employment agreement with us by each recipient of a grant.

        We granted options covering an aggregate of 4,600,000 shares of our common stock to Mr. Rosenblatt. These options were issued in four equal tranches, each covering 1,150,000 shares of common stock, with exercise prices of $18, $24, $30 and $36 per share, respectively. As set forth in Mr. Rosenblatt's post-IPO employment agreement (as discussed under the caption "Post-IPO Employment Agreements" below), the options will vest in equal monthly installments over a three year period beginning on the second anniversary of the completion of our initial public offering (for a total vesting period of five years), subject to Mr. Rosenblatt's continued employment with the Company through the applicable vesting dates. Mr. Rosenblatt's post-IPO employment agreement also provides that in the event that Mr. Rosenblatt's employment is terminated by the Company without "cause" or by Mr. Rosenblatt for "good reason" (each, as defined in his post-IPO employment agreement), the vesting of all of these options will accelerate. In addition, the vesting of all of the options will accelerate if there is a "change in control" (as defined in the 2010 Plan) of the Company and Mr. Rosenblatt remains employed through the six-month anniversary of the change in control. Although we generally expect to make periodic "refresher" grants of equity to our executive officers, our Board determined that Mr. Rosenblatt should instead receive a sizeable one-time equity grant in connection with our initial public offering. This grant has been structured with what our Board considers to be significant retentive features and is designed to align Mr. Rosenblatt's interests with those of our stockholders, and to incentivize him over a longer period of time. In this regard, the delayed vesting features of the option grant require Mr. Rosenblatt to remain with the Company for a significant period of time in order to realize any economic benefits from the option grant (unless the vesting of the option is accelerated). The staggered exercise prices, all of which exceeded the fair market value of our common stock on the date of grant and most of which are significantly higher than the exercise price of options we have granted to other executive officers in connection with our initial public offering, are structured so that the economic benefit Mr. Rosenblatt will receive from the option grant is contingent upon our attainment of exceptional returns for our stockholders and is significantly diminished (as compared to a grant with an exercise price equal to the current fair market value) or eliminated if we do not achieve significant returns. In light of the size and structure of Mr. Rosenblatt's option grant, our Board and compensation committee do not currently intend to issue additional equity awards to Mr. Rosenblatt in the next four to five years.

        Stock options granted to other named executive officers in anticipation of our initial public offering each have an exercise price of $18 per share, and these options will vest over four years from the date of the closing of our initial public offering in equal monthly installments (or on an accelerated basis due to certain terminations in connection with a change in control of the Company, as discussed below under the caption "Post-IPO Employment Agreements"), subject to the executive's continued

service through the applicable vesting dates. These option grants are intended to further incentivize our executive team and reward them for the additional demands placed upon them in connection with our initial public offering and in operating a publicly traded company. In determining the award amounts, the compensation committee exercised its judgment and discretion and considered, among other things, the role and responsibility of each named executive officer, the Company's need to retain each executive and the amount of equity compensation already held by the named executive officer.

Named Executive Officer	Stock Option Grant	Exercise Price
Richard M. Rosenblatt	1,150,000	$18.00
Richard M. Rosenblatt	1,150,000	24.00
Richard M. Rosenblatt	1,150,000	30.00
Richard M. Rosenblatt	1,150,000	36.00
Charles S. Hilliard	250,000	18.00
Joanne K. Bradford	100,000	18.00
David E. Panos	87,500	18.00
Larry D. Fitzgibbon	100,000	18.00

        For additional information, see "Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table—Post-IPO Employment Agreements" below.

Retirement Savings and Other Benefits

        We have established a 401(k) retirement savings plan for our employees, including the named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2010, the prescribed annual limit was $16,500. Currently, we do not match contributions made by participants in the plan. However, we may make matching or other contributions to the 401(k) plan on behalf of eligible employees in the future. We believe that providing a vehicle for tax-preferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

        Additional benefits received by our employees, including the named executive officers, include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees, with the exception of certain additional medical and dental coverage, which covers plan participating executives, including our named executives and executive officers, for up to $10,000 of medical and dental care per family each calendar year.

        We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

        Beginning in 2010, our Chief Executive Officer and President and Chief Financial Officer each became entitled to Company-paid personal financial management services costing approximately $16,000 per year. We provide these benefits to assist these officers in efficiently managing their time and financial affairs so they can better focus on their work duties. We also pay the moving expenses and/or provide housing allowances for our named executive officers in instances where we have asked an executive to relocate and, to the extent that such moving expenses result in the imposition of taxes on the executives, we may gross-up the taxes to make the executives whole, as we do not believe that the executives should incur costs associated with a move for the benefit of the Company. Starting in August 2010, Ms. Bradford became entitled to a $3,000 per month housing allowance, through June 2011 (subject to her continued employment), in order to cover the cost of her Los Angeles-based residence. Ms. Bradford is not entitled to tax gross-up payments on these amounts. Historically, we have not provided any other perquisites to our named executive officers and we do not view perquisites or other personal benefits as a material component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by the compensation committee. We do not expect these perquisites to be a material component of our compensation program.

Severance and Change in Control Benefits

        As more fully described below under the caption "Potential Payments Upon Termination or Change in Control," each named executive officer's employment agreement that was in effect during 2010 provided for certain payments and/or benefits upon a qualifying termination of employment or in connection with a change in control. These included (i) salary continuation for a specified period in the event of a qualifying termination, (ii) for Mr. Hilliard and Ms. Bradford, acceleration of certain unvested equity awards in the event of a qualifying termination and (iii) for Messrs. Hilliard and Panos and Ms. Bradford, acceleration of certain unvested equity awards in the event of a change in control (subject to them remaining with us or a successor for a period of time after the change in control or being terminated without cause or for good reason within a period of time prior to and/or following the change in control). The agreements also provided Messrs. Rosenblatt and Hilliard with gross-up payments to reimburse these executives for any excise taxes imposed on the executive in connection with a change in control. We believe that terminations of employment, both within and outside of the change in control context, are causes of great concern and uncertainty for senior executives and that providing protections to our named executives in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to the Company in all situations.

        During 2010, in connection with our initial public offering, we entered into new employment agreements with Messrs. Rosenblatt, Hilliard, Panos and Fitzgibbon, and entered into an amended employment agreement with Ms. Bradford, which new or amended agreements became effective upon completion of our initial public offering in 2011. We believe that these new or amended agreements bring the compensation and benefits payable to these named executives more in line with those typical of comparable public companies. For a discussion of the material terms of these new agreements, see "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Post-IPO Employment Agreements" below.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

        Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any individual remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of its other named executive officers, other than its chief financial officer. However, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as "performance-based compensation" within the meaning of the Internal Revenue Code.

        Prior to our initial public offering, the compensation committee did not take the deductibility limit imposed by Section 162(m) of the Internal Revenue Code into consideration in setting compensation (as such limit applies only to public companies). Going forward, where reasonably practicable, to the extent that the Section 162(m) deduction disallowance becomes applicable to the Company, the compensation committee may seek to qualify the variable compensation paid to our named executive officers for an exemption from such deductibility limitations. As such, in approving the amount and form of compensation for our named executive officers, the compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code. The compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit in Section 162(m) of the Internal Revenue Code when it believes that such payments are appropriate to attract and retain executive talent.

        Furthermore, we do not expect Section 162(m) of the Internal Revenue Code to apply to awards under the 2010 Plan until the earliest to occur of our annual shareholders' meeting in 2015, a material modification of the 2010 Plan or exhaustion of the share supply under the 2010 Plan. However, qualified performance-based compensation performance criteria may be used with respect to performance awards that are not intended to constitute qualified performance-based compensation.

Section 280G of the Internal Revenue Code

        Section 280G of the Internal Revenue Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Internal Revenue Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Internal Revenue Code based on the executive's prior compensation. In approving the compensation arrangements for our named executive officers in the future, our compensation committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Internal Revenue Code. However, our compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Internal Revenue Code and the imposition of excise taxes under Section 4999 of the Internal Revenue Code when it believes that such arrangements are appropriate to attract and retain executive talent.

        Under their employment agreements, Messrs. Rosenblatt and Hilliard are entitled to gross-up payments that will make these executives whole in the event that any excise taxes are imposed on them. We have historically provided these protections to these most senior executives to help ensure that they will be properly incentivized in the event of a potential change in control of the Company to maximize shareholder value in a transaction without concern for potential consequences of the transaction to these executives. Under their new (post-IPO) employment agreements, Messrs. Rosenblatt and Hilliard will continue to be afforded this gross-up protection, but only with respect to a change in control occurring within a period of four years (with respect to Mr. Rosenblatt) and three years (with respect to Mr. Hilliard) following the effectiveness of our initial public offering, which occurred on January 25, 2011.

Section 409A of the Internal Revenue Code

        Section 409A of the Internal Revenue Code requires that "nonqualified deferred compensation" be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Internal Revenue Code.

Accounting for Stock-Based Compensation

        We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date "fair value" of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our compensation committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Tables

Summary Compensation Table

        The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2009 and 2010.

Name and Principal Position	Year	Salary($)		Bonus($)(1)	Stock Awards($)(2)		Option Awards($)(3)		Non-Equity Incentive Plan Compensation($)(4)		All Other Compensation($)(5)	Total($)
Richard M. Rosenblatt,	2010	328,125		125,000	1,319,402	(6)	25,126,637	(6)	216,760		26,000	27,141,924
Chairman and Chief Executive Officer	2009	260,280		—	—		4,302,050		100,000		10,000	4,672,330
Charles S. Hilliard,	2010	282,891		100,000	—		1,735,038	(6)	186,863		26,000	2,330,792
President and Chief Financial Officer	2009	231,565		—	—		845,574		88,000		10,000	1,175,139
Joanne K. Bradford,	2010	182,865	(7)	16,247	1,772,000		1,559,960		140,475	(8)	22,500	3,694,047
Chief Revenue Officer(9)
David E. Panos,	2010	232,500		—	—		677,594		109,841		10,000	1,029,935
Chief Marketing Officer(9)
Larry D. Fitzgibbon,	2010	228,750		—	—		549,360		109,841		10,000	897,951
Executive Vice President, Media and Operations	2009	210,000		38,000	—		284,057		42,000		10,000	584,057

(1)
Amounts reflect the payment of discretionary bonuses awarded to Messrs. Rosenblatt and Hilliard and Ms. Bradford based on the compensation committee's subjective assessment of each executive's extraordinary performance with respect to the 2010 fiscal year. Factors that were considered in awarding these discretionary bonuses include (i) with respect to Messrs. Rosenblatt and Hilliard, the executives' role in contributing to the significant out-performance of the Company's business growth prospects for 2010 and (ii) with respect to Ms. Bradford, the executive's achievement of exceeding the sales target for branded advertising for the fourth quarter of 2010.

(2)
Amounts reflect the full grant-date fair value of restricted stock awards granted, and the incremental fair value of any awards modified, in 2010, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to executive officers in Note 13 to the Company's audited consolidated financial statements filed with the Company's Annual Report on Form 10-K filed on March 1, 2011. There can be no assurance that awards will vest (in which case no value will be realized by the individual).

(3)
Amounts reflect the full grant-date fair value of stock options granted, and the incremental fair value of any awards modified, in 2010, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock option awards made to executive officers in Note 13 to the Company's audited consolidated financial statements filed with the Company's Annual Report on Form 10-K filed on March 1, 2011. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.

(4)
Each of the named executive officers participated in the 2010 bonus pool which was funded based on our achievement of Adjusted OIBDA before bonus expense. The bonus pool started to fund upon achievement of an Adjusted OIBDA (before bonus expense) threshold of $40 million for 2010, funding at the full target (100%) level upon achievement of the Adjusted OIBDA (before bonus expense) target of $64.75 million for 2010. The compensation committee had discretion to provide for additional funding of the bonus pool upon achievement of Adjusted OIBDA (before bonus expense) levels above the target level. The compensation committee also had discretion to award bonus amounts taking into consideration both the Company's achievement of Adjusted OIBDA goals and other factors that it deemed appropriate in determining bonus levels, including the named executive officers' contributions during 2010. The compensation committee was free to consider, in determining bonuses, factors including, but not limited to, the Chief Executive Officer's annual performance review of the other executive officers (including the other named executive officers), which evaluated, among other things, the executives' initiative, teamwork, management skills and communications. Because Adjusted OIBDA (before bonus expense) levels were attained above the target level, the compensation committee exercised its discretion to fund the bonus pool above the target level, such that the bonus pool funded at 120% of the target level. Accordingly, named executive officers were generally awarded 2010 bonuses in an amount equal to approximately 120% of their respective 2010 target bonuses. For a description of the 2010 bonus program, refer to the discussion under the caption "Annual Performance-Based Bonuses" above.

(5)
Amounts under the "All Other Compensation" column consist, as applicable (as indicated in the following table), of company payments of financial planning services, premiums for supplemental medical and dental benefits, and a housing allowance.

Name	Year	Supplemental Health Premiums($)	Financial Planning($)	Housing Allowance($)
Mr. Rosenblatt	2010	10,000	16,000	—
Mr. Hilliard	2010	10,000	16,000	—
Ms. Bradford	2010	7,500	—	15,000
Mr. Panos	2010	10,000	—	—
Mr. Fitzgibbon	2010	10,000	—	—
(6)
Amounts include the incremental fair value, computed in accordance with ASC Topic 718, recognized upon the February 2010 amendment of certain performance goals with respect to Messrs. Rosenblatt and Hilliard's 2007 stock option grants and Mr. Rosenblatt's 2007 restricted stock grant, as described more fully under the caption "Amendments to Certain Performance-Based Grants" above. We provide information regarding the assumptions used to calculate the fair value of awards in Note 13 to the Company's audited consolidated financial statements filed with the Company's Annual Report on Form 10-K filed on March 1, 2011. In addition to the assumptions disclosed in these sections, in the calculation of the incremental fair value, the probability that the 2007 performance-based options would vest were determined based on Monte Carlo simulations of potential future stock prices, calculated daily, for each of the option grants and assumed an annualized 13% expected return for the stock and an annual volatility of 56%.

(7)
Ms. Bradford was entitled to receive an annual base salary of $235,000 for 2010. The amount shown in the Salary column represents her annual base salary, prorated to reflect her partial-year service since joining the Company in March 2010.

(8)
Pursuant to Ms. Bradford's employment agreement, for the period from March 26, 2010 (her date of hire) through December 31, 2010, Ms. Bradford was entitled to commissions in an amount equal to (i) 0.25% of the sum of (A) global sales of premium branded advertising and (B) the portion allocable to first year contracted bookings of certain social media clients, up to $15 million of sales and bookings; and (ii) 0.50% of such sales and bookings to the extent they exceed $15 million in the aggregate for 2010. Commissions for 2010 were only paid on sales and bookings occurring after March 26, 2010, and totaled $53,943.

(9)
Ms. Bradford was hired by the Company in 2010. Mr. Panos was not a "named executive officer" of the Company in fiscal year 2009.

 Grants of Plan-Based Awards in 2010

        The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2010:

						All Other Stock Awards: Number of Shares of Stock or Units (# shares)		All Other Option Awards: Number of Securities Underlying Options (# shares)
										Exercise or Base Price of Option Awards Per Share($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)									Grant Date Fair Value of Stock and Options Awards($)(1)
Name	Grant Date	Threshold	Target		Maximum
Richard M. Rosenblatt	August 3, 2010	—	—		—	—		1,150,000	(2)	18.00	7,309,630
	August 3, 2010	—	—		—	—		1,150,000	(2)	24.00	6,301,770
	August 3, 2010	—	—		—	—		1,150,000	(2)	30.00	5,533,110
	August 3, 2010	—	—		—	—		1,150,000	(2)	36.00	4,924,070
	February 10, 2010	—	—		—	—		1,000,000		2.00	1,058,057	(3)
	February 10, 2010	—	—		—	1,000,000		—		—	1,319,402	(3)
		—	180,634	(4)		—		—		—	—
Charles S. Hilliard	August 3, 2010	—	—		—	—		250,000	(5)	18.00	1,373,400
	February 10, 2010	—	—		—	—		375,000		2.00	361,638	(3)
		—	155,719	(4)		—		—		—	—
Joanne K. Bradford	August 3, 2010	—	—		—	—		100,000	(5)	18.00	549,360
	March 26, 2010	—	—		—	—		200,000	(6)	7.70	1,010,600
	March 26, 2010	—	—		—	200,000	(7)	—		—	1,772,000
		—	37,500	(8)	—	—		—		—	—
		—	72,110	(4)		—		—		—	—
David E. Panos	August 3, 2010	—	—		—	—		87,500	(5)	18.00	480,690
	March 24, 2010	—	—		—	—		38,940	(9)	7.70	196,904
		—	93,014	(4)		—		—		—	—
Larry D. Fitzgibbon	August 3, 2010	—	—		—	—		100,000	(5)	18.00	549,360
		—	91,534	(4)		—		—		—	—

(1)
Amounts reflect the full grant date fair value of stock options or restricted stock granted, and the incremental fair value of any awards modified, during 2010 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the fair value of all restricted stock and stock option awards made to executive officers in Note 13 to the Company's audited consolidated financial statements filed with the Company's Annual Report on Form 10-K filed on March 1, 2011. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.

(2)
On August 3, 2010, the compensation committee approved stock option grants to Mr. Rosenblatt which vest and become exercisable in equal monthly installments over a three-year period beginning on the second anniversary of the date of the closing of our initial public offering (for a total vesting period of five years), subject to continued service with us through the applicable vesting dates and further subject to accelerated vesting under certain circumstances, as described under the caption "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" below.

(3)
Amounts represent the incremental fair value, computed in accordance with ASC Topic 718, recognized upon the February 2010 amendment of certain performance goals with respect to Messrs. Rosenblatt and Hilliard's 2007 stock option grants and Mr. Rosenblatt's 2007 restricted stock grant, as described more fully under the caption "Amendments to Certain Performance-Based Grants" above. We provide information regarding the assumptions used to calculate the fair value of these awards in Note 13 to the Company's audited consolidated financial statements filed with the Company's Annual Report on Form 10-K filed on March 1, 2011. In addition to the assumptions disclosed in these sections, in the calculation of the incremental fair value, the probability that the 2007 performance-based options would vest were determined based on Monte Carlo simulations of potential future stock prices, calculated daily, for each of the option grants assuming an annualized 13% expected return for the stock and an annual volatility of 56%.

(4)
Amounts shown in the "Target" column represent the named executive officer's incentive bonus opportunity in 2010. Determination of the bonus payouts are based on funding of our company-wide bonus pool, subject to the compensation committee's discretion to increase or decrease the awards. For 2010, the bonus pool funded based on our achievement of pre-established targets of Adjusted OIBDA before bonus expense. The bonus pool started to fund upon achievement of an

  Adjusted OIBDA (before bonus expense) threshold of $40 million for 2010 and funds at the target (100%) level upon achievement of the Adjusted OIBDA (before bonus expense) target of $64.75 million for 2010. There was no "maximum" funding level under the bonus program. Because Adjusted OIBDA (before bonus expense) levels were attained above the target level, the compensation committee exercised its discretion to fund the bonus pool above the target level, such that the bonus pool funded at 120% of the target level. Accordingly, named executive officers were generally awarded 2010 bonuses in an amount equal to approximately 120% of their respective 2010 target bonuses. For a description of the 2010 bonus program, refer to the discussion under the caption "Annual Performance-Based Bonuses" above.

(5)
On August 3, 2010, the compensation committee approved stock option grants to these named executive officers which vest and become exercisable in equal monthly installments over a four-year vesting period following the date of the closing of our initial public offering, subject to continued service with us through the applicable vesting dates and further subject to accelerated vesting under certain circumstances, as described under the caption "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" below.

(6)
On March 26, 2010, the compensation committee approved a stock option grant to Ms. Bradford, which vested and became exercisable with respect to 50,000 shares on the grant date and which will vest and become exercisable with respect to 37,500 shares on the first anniversary of the grant date and 3,125 shares in monthly installments over the three-year period thereafter, subject to continued service with us through the applicable vesting dates and further subject to accelerated vesting under certain circumstances, as described under the caption "Potential Payments Upon Termination or Change in Control" below.

(7)
On March 26, 2010, the compensation committee approved a restricted stock award to Ms. Bradford, which will vest, and the restrictions thereon will lapse, in equal 25% installments on each of the first four anniversaries of the grant date, subject to continued service with us through the applicable vesting dates and further subject to accelerated vesting under certain circumstances, as described under the caption "Potential Payments Upon Termination or Change in Control" below.

(8)
Pursuant to her employment agreement, for the period from March 26, 2010 through December 31, 2010, Ms. Bradford was entitled to commissions in an amount equal to (i) 0.25% of the sum of (A) global sales of premium branded advertising and (B) the portion allocable to first year contracted bookings of certain social media clients, up to $15 million of sales and bookings; and (ii) 0.50% of such sales and bookings to the extent they exceed $15 million in the aggregate for 2010. Commissions were only paid on sales and booking occurring after March 26, 2010. The amount shown in the "Target" column represents the amount payable to Ms. Bradford upon achievement of $15 million in global sales of premium branded advertising and the portion of contracted bookings of certain social media clients attributable to the first year of any multi-year booking.

(9)
On March 24, 2010, the compensation committee approved a stock option grant to Mr. Panos, which vests and becomes exercisable with respect to 25% of the option on March 24, 2011 and as to the remaining 75% in monthly installments over the three-year period thereafter, subject to continued service with us through the applicable vesting dates and further subject to accelerated vesting under certain circumstances, as described under the caption "Potential Payments Upon Termination or Change in Control" below.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Pre-IPO Employment Letters

        We have previously entered into employment agreements or letters with our named executive officers that were in effect through the end of 2010. The principal elements of these agreements are summarized below. Upon the completion of our initial public offering, these existing agreements with each named executive officer were superseded by the terms of new or amended employment agreements with each of those executives (the terms of which are described below under the caption "Post-IPO Employment Agreements").

        Richard M. Rosenblatt.    In April 2006 we entered into, and in December 2008 and April 2010 we amended, an employment letter with Richard M. Rosenblatt. The amended employment letter expired by its terms on June 17, 2010. Under the amended employment letter, Mr. Rosenblatt's annual base salary was initially set at $250,000; his 2010 base salary (effective as of the April 2010 amendment) was increased to $350,000 from $263,000. The amended employment letter also provided that Mr. Rosenblatt was eligible to receive an annual cash bonus targeted at 40% of his annual base salary; effective April 1, 2010, Mr. Rosenblatt's target bonus was set at 60% of his annual base salary. In connection with the execution of the employment letter, the Company granted Mr. Rosenblatt an award of 4,750,000 shares of restricted stock in April 2006. The restricted stock award vested over a four-year period. All of the shares underlying the restricted stock award are vested as of December 31, 2010.

        Mr. Rosenblatt's amended employment letter also provided for certain payments and benefits upon a qualifying termination or a change in control, which are described under the caption "Potential Payments Upon Termination or Change in Control" below.

        Charles S. Hilliard.    In May 2007 we entered into, and in December 2008 we amended, an employment letter with Charles S. Hilliard. Under the amended employment letter, Mr. Hilliard's annual base salary was initially set at $225,000; his 2010 base salary (effective as of April 2010) was increased to $300,000 from $232,000. The amended employment letter provided that Mr. Hilliard was eligible to receive an annual cash bonus targeted at 40% of his annual base salary; effective April 1, 2010, Mr. Hilliard's target bonus was set at 60% of his annual base salary. In connection with the execution of the employment letter, the Company granted Mr. Hilliard an award of 875,000 shares of restricted stock in June 2007. The restricted stock award is subject to service-vesting conditions that continue through February 15, 2011. In addition, in connection with the execution of the employment letter, the Company granted Mr. Hilliard a performance-based stock option covering 375,000 shares of our common stock in June 2007, which was amended in February 2010. The vesting terms and conditions of Mr. Hilliard's performance-based stock option is described above under the caption "Amendments to Certain Performance-Based Grants." Upon the commencement of his employment, Mr. Hilliard also purchased 250,000 shares of our common stock at $2 per share.

        Mr. Hilliard's amended employment letter also provided for certain payments and benefits upon a qualifying termination or a change in control, including certain accelerated vesting of equity awards, which are described under the caption "Potential Payments Upon Termination or Change in Control" below.

        Joanne K. Bradford.    In March 2010 we entered into an employment letter with Joanne K. Bradford. Under the employment letter, Ms. Bradford's annual base salary was set at $235,000. The employment letter provided that Ms. Bradford was eligible to receive an annual cash bonus targeted at 40% of her annual base salary. The employment letter also provided Ms. Bradford was entitled to sales commission with respect to 2010 in an amount equal to (i) 0.25% of the sum of (A) global sales of premium branded advertising and (B) the portion allocable to first year contracted bookings of certain social media clients, up to $15 million of sales and bookings; and (ii) 0.50% of such sales and bookings to the extent they exceed $15 million in the aggregate for 2010. Commissions are only paid on sales and bookings occurring after March 26, 2010.

        In connection with the execution of the employment letter, in March 2010 the Company granted Ms. Bradford an award of 200,000 shares of restricted stock and a stock option award covering 200,000 shares of our common stock. The restricted stock award will vest, and the restrictions thereon will lapse, in equal 25% installments on each of the first four anniversaries of the grant date. The stock option award was vested as to 50,000 shares on the grant date, and will continue to vest with respect to 37,500 shares on the first anniversary of the grant date and with respect to 3,125 shares on the first day of each month thereafter (for a total vesting period of four years).

        Ms. Bradford's employment letter also provided for certain payments and benefits upon a qualifying termination or a change in control, including certain accelerated vesting of equity awards, which are described under the caption "Potential Payments Upon Termination or Change in Control" below.

        David E. Panos.    In March 2008 we entered into an employment letter with David E. Panos. Under the employment letter, Mr. Panos' annual base salary was initially set at $225,000; his 2010 base salary (effective April 2010) was increased to $235,000 from $225,000. The employment letter provided that Mr. Panos was eligible to receive an annual cash bonus equal to $90,000; for 2010, Mr. Panos' target bonus was set at 40% of his annual base salary. In connection with the execution of the employment letter, the Company granted Mr. Panos a stock option award covering 162,500 shares of our common stock. The stock option award vested with respect to 25% of the shares underlying the award on the first anniversary of the grant date and continues to vest with respect to the remaining 75% in equal monthly installments over the three-year period following such first anniversary.

        Mr. Panos' employment letter also provided for certain payments and benefits upon a qualifying termination or a change in control, including certain accelerated vesting of equity awards, which are described under the caption "Potential Payments Upon Termination or Change in Control" below.

        Larry D. Fitzgibbon.    In April 2006 we entered into an employment letter with Larry D. Fitzgibbon. Under the employment letter, Mr. Fitzgibbon's annual base salary was initially set at $175,000; his 2010 base salary (effective April 2010) was increased to $235,000 from $210,000. The employment letter provided that Mr. Fitzgibbon was eligible to receive an annual cash bonus targeted at 25% of his annual base salary; for 2010, Mr. Fitzgibbon's target bonus was set at 40% of his annual base salary. In connection with the execution of the employment letter, the Company granted Mr. Fitzgibbon an award of 200,000 shares of restricted stock in April 2006. The restricted stock award vested over a four-year period. All of the shares underlying the restricted stock award had vested as of December 31, 2010.

        Mr. Fitzgibbon's employment letter also provided for certain payments and benefits upon a qualifying termination or a change in control, which are described under the caption "Potential Payments Upon Termination or Change in Control" below.

Post-IPO Employment Agreements

        In 2010, we entered into new post-IPO employment agreements with Messrs. Rosenblatt, Hilliard, Panos and Fitzgibbon, and entered into a post-IPO amendment to Ms. Bradford's existing employment agreement, which became effective in 2011 upon the completion of our initial public offering (referred to herein as the "post-IPO employment agreements"). Below are summaries of the key terms of each individual's post-IPO agreement, followed by a discussion of the severance and change in control provisions contained in all of the agreements.

        Richard M. Rosenblatt.    Under his post-IPO employment agreement, Mr. Rosenblatt receives an initial annual base salary of $450,000, effective as of January 1, 2011, which is subject to increase at the discretion of the compensation committee. In addition, beginning with fiscal year 2011, Mr. Rosenblatt is eligible to receive an annual cash performance bonus targeted at 100% of his base salary, based on the achievement of performance criteria established by the compensation committee. In connection with Mr. Rosenblatt's entering into his post-IPO agreement, Mr. Rosenblatt was granted four stock options, each covering 1,150,000 shares of our common stock (for an aggregate of 4,600,000 shares of our common stock). Each stock option will vest in equal monthly installments over the three-year period following the second anniversary of the closing date of our initial public offering (for a total vesting period of five years). In addition, under the terms of his post-IPO employment agreement, Mr. Rosenblatt is eligible to participate in customary health, welfare and fringe benefit plans. The term of Mr. Rosenblatt's post-IPO employment agreement will end on the fourth anniversary of the closing of our initial public offering. In addition, pursuant to Mr. Rosenblatt's 2010 employment agreement, during the term of his employment, we have agreed to nominate him for election as a director. Mr. Rosenblatt's post-IPO employment agreement also contains a customary non-solicitation provision.

        Charles S. Hilliard.    Under his post-IPO employment agreement, Mr. Hilliard receives an initial annual base salary of $325,000, effective as of January 1, 2011, which is subject to increase at the discretion of the compensation committee. In addition, beginning with fiscal year 2011, Mr. Hilliard is eligible to receive an annual cash performance bonus targeted at 60% of his base salary, based on the achievement of performance criteria established by the compensation committee. In connection with Mr. Hilliard's entry into his post-IPO employment agreement, Mr. Hilliard was granted a stock option covering 250,000 shares of our common stock. The stock option will vest over four years in equal installments on each monthly anniversary of the closing date of our initial public offering, subject to his continued service with the Company. In addition, under the terms of his post-IPO employment agreement, Mr. Hilliard is eligible to participate in customary health, welfare and fringe benefit plans. The term of Mr. Hilliard's post-IPO employment agreement will end on the fourth anniversary of the closing of our initial public offering. Mr. Hilliard's post-IPO employment agreement also contains a customary non-solicitation provision.

        Joanne K. Bradford.    Under her post-IPO employment agreement, Ms. Bradford receives an initial annual base salary of $250,000, effective as of January 1, 2011. In addition, beginning with fiscal year 2011, (i) Ms. Bradford is eligible to receive an annual cash performance bonus targeted at 50% of her base salary, based on the achievement of performance criteria established by the compensation committee; and (ii) Mr. Bradford's sales commissions will be determined by mutual agreement between her and the Company. In connection with Ms. Bradford's entry into her post-IPO employment agreement, Ms. Bradford was granted a stock option covering 100,000 shares of our common stock, which will vest over four years in equal installments on each monthly anniversary of the closing date of our initial public offering, subject to her continued service with the Company. In addition, under the terms of the post-IPO employment agreement, Ms. Bradford is eligible to participate in customary health, welfare and fringe benefit plans. The initial term of Ms. Bradford's post-IPO employment agreement will end on March 31, 2014, subject to automatic one-year extension terms until terminated.

        David E. Panos, Larry D. Fitzgibbon.    Under their post-IPO employment agreements, Messrs. Panos and Fitzgibbon each receive an initial annual base salary of $250,000, effective as of January 1, 2011. In addition, beginning with fiscal year 2011, each executive is eligible to receive an annual cash performance bonus with an amount targeted at 50% of his base salary, based on the achievement of performance criteria established by the compensation committee. In connection with entering into their post-IPO employment agreements, Messrs. Panos and Fitzgibbon have been granted stock options covering 87,500 and 100,000 shares of our common stock, respectively. The stock options will each to vest over four years in equal installments on each monthly anniversary of the closing date of our initial public offering, subject to the executive's continued service with the Company. In addition, under the terms of the post-IPO employment agreements, the executives are eligible to participate in customary health, welfare and fringe benefit plans. The term of the executives' post-IPO employment agreements will end on the fourth anniversary of the closing of our initial public offering. The post-IPO employment agreements also contain a customary non-solicitation provision.

Severance and Change in Control Provisions under Post-IPO Employment Agreements and IPO-Related Stock Option Award Agreements.

        Each of the post-IPO employment agreements provides for certain severance and change in control benefits which are summarized below. As discussed above under "Compensation Discussion and Analysis," we believe that severance and change in control protections are important components of our named executive officers' compensation packages because these protections provide security and stability that help enable our executive officers to focus on their duties and responsibilities to the Company and to act with the best interests of the Company and its shareholders in mind at all times, even under circumstances where the interests of the Company and its shareholders may be adverse to the officer's job security. We further believe that the risks to job security associated with executive officer roles become heightened following an initial public offering due to market factors, takeover potential and other typical pressures on publicly traded companies. Accordingly, our compensation committee has determined that enhanced severance and change in control protections are appropriate in the public company context under the post-IPO employment agreements. In determining the amounts of, and triggers applicable to, the various benefits and protections described below, our compensation committee considered input provided by Compensia as to the appropriate levels and triggers, but based its ultimate determinations as to appropriate terms and conditions on the collective experience of its members.

        Severance triggers include (as described more fully below) (i) for all named executive officers, termination "without cause" or due to death or disability, (ii) for Messrs. Rosenblatt and Hilliard and Ms. Bradford, termination for "good reason" (in all contexts), and (iii) for Messrs. Panos and Fitzgibbon, termination for "good reason" only in the context of a change in control. We believe that terminations "without cause" or due to death or disability constitute the types of non-culpable and unanticipated events which, absent suitable protections, often give rise to anxiety and distraction and are therefore appropriate severance triggers. In addition, as our most senior officers, Messrs. Rosenblatt and Hilliard and Ms. Bradford are particularly susceptible to the types of demotion and other constructive terminations against which "good reason" severance triggers are generally intended to protect and, accordingly, we believe that "good reason" severance triggers are appropriate for these executives. Finally, we believe that, following a change in control, all officers are subject to a heightened risk of demotion or other constructive termination and, therefore, we have included "good reason" severance triggers for Messrs. Panos and Fitzgibbon in the change in control context.

        In the non-change in control severance context (as described more fully below), (i) Messrs. Rosenblatt and Hilliard are entitled to specified multiples of base salary plus prior-year bonus, paid as continuation payments after termination, as well as any unpaid prior-year bonus and subsidized healthcare; (ii) Mr. Rosenblatt is entitled to certain accelerated equity vesting; (iii) Ms. Bradford is entitled to certain accelerated vesting, continuation of base salary and subsidized healthcare; and (iv) Messrs. Panos and Fitzgibbon are entitled to continuation of base salary, payment of prior-year bonus and subsidized healthcare. Cash severance under these arrangements ranges from six months' base salary to one-and-one-half times the sum of base salary plus prior-year bonus, with subsidized healthcare ranging from six to 18 months. Our compensation committee has determined, based on their collective experience combined with input from Compensia, that these severance components and levels are competitive but reasonable and relatively typical for executive officers of public companies. In addition, our compensation committee has determined that, as the Company's founder and its Chief Executive Officer since inception, Mr. Rosenblatt should generally vest on a qualifying termination in the equity to which he would have become entitled had he been able to continue in service.

        In the change-in-control context, benefits under the post-IPO employment agreements are generally "double trigger," meaning that the officer must experience a qualifying termination in connection with the transaction to become eligible for the applicable benefits. We believe that limiting change-in-control benefits to circumstances in which the transaction results in a loss of employment strikes an appropriate balance between the Company's (and an acquiror's) need for continuity of operations and the officer's need for employment security. We also believe that the change-in-control process generally increases (often substantially) the duties and responsibilities of our executive officers while also increasing the likelihood that these officers will lose their jobs—accordingly, we have provided for increased severance protections in this context, including (as described more fully below) (i) for Messrs. Rosenblatt and Hilliard, two times the sum of base salary plus prior-year bonus, paid as a lump sum, as well as two years of subsidized healthcare; and (ii) for Messrs. Hilliard, Panos and Fitzgibbon and Ms. Bradford, accelerated vesting of certain equity awards. Messrs. Rosenblatt and Hilliard also vest in all but certain performance equity awards if they remain employed for specified periods following a change in control—our compensation committee made this determination based on its assessment that our most senior executive officers should be provided with the greatest incentive to see the Company through the crucial transition period following a transaction.

        In considering the impact of the enhanced protections provided under the post-IPO employment agreements on the overall compensation packages of our named executive officers, we determined that the post-IPO employment agreements sufficiently address change in control and severance concerns and, accordingly, these agreements superseded and replaced in their entirety the named executive officers' existing employment agreements (including all existing severance and change in control protections contained therein) upon the completion of our initial public offering, in order to avoid any potential duplication of benefits.

        Richard M. Rosenblatt, Charles S. Hilliard.    If either Mr. Rosenblatt's or Mr. Hilliard's employment is terminated by the Company without "cause," by the executive for "good reason" or by reason of the executive's death or "disability" (each, as defined in the post-IPO employment agreements), in any case, outside the context of a change in control, then, in addition to accrued amounts, the executive will be entitled to receive the following:

  •
  continuation payments totaling one (or, with respect to Mr. Rosenblatt, one-and-one-half) times the sum of (i) the executive's annual base salary then in effect; and (ii) the annual bonus earned by the executive for the year preceding the termination date, payable over the 12-month (or, with respect to Mr. Rosenblatt, 18-month) period following the termination of employment;

  •
  a lump-sum payment in an amount equal to any earned but unpaid prior-year bonus;

  •
  Company-subsidized healthcare continuation coverage for the executive and his or her dependents for twelve (and with respect to Mr. Rosenblatt, eighteen) months after the termination date; and

  •
  with respect to Mr. Rosenblatt only, (i) on a termination without "cause" or for "good reason," full accelerated vesting of all compensatory equity awards other than his performance-based stock option and restricted stock awards, and (ii) on a termination due to death or disability, (A) full accelerated vesting of all compensatory equity awards other than his performance-based stock option and restricted stock awards and his 2010 IPO-related stock option awards, and (B) accelerated vesting of 20% of the shares underlying his 2010 IPO-related stock option awards.

        If the Company experiences a "change in control" (as defined in the 2010 Plan) and the executive remains employed with the Company (or its successor or an affiliate) through the six-month anniversary

(or, with respect to Mr. Hilliard, the one-year anniversary) of the consummation of the change in control, the executive will be entitled to accelerated vesting of all outstanding equity awards held by the executive (except for any performance-based vesting equity awards held by the executive as of the effective date of the post-IPO employment agreement) on such date.

        If the executive's employment is terminated by the Company without cause, by the executive for good reason or by reason of the executive's death or disability, in any case, within ninety days prior to, on or within one year following a change in control of the Company, then in addition to accrued amounts (and in lieu of the severance described above), the executive will be entitled to receive the following:

  •
  a lump-sum payment in an amount equal to two times the sum of (i) the executive's annual base salary then in effect and (ii) the annual bonus earned by the executive for the calendar year preceding the termination date;

  •
  a lump-sum payment in an amount equal to any earned but unpaid prior-year bonuses;

  •
  accelerated vesting of all outstanding equity awards held by the executive (except for any performance-based vesting equity awards held by the executive as of the effective date of the post-IPO employment agreement, which shall be governed in accordance with the terms of the applicable equity award agreements) as of the termination date; and

  •
  Company-subsidized healthcare continuation coverage for the executive and his dependents for twenty-four months after the termination date.

        Each executive's right to receive the severance payments described above is subject to the executive's delivery of an effective general release of claims in favor of the Company. In the event that a change in control of the Company occurs within three (or, with respect to Mr. Rosenblatt, four) years following the date of the closing of our initial public offering and an excise tax is imposed as a result of any payments made to either Mr. Rosenblatt or Mr. Hilliard in connection with such change in control, the Company will pay or reimburse to the affected executive an amount equal to such excise tax plus any taxes resulting from such payments. The right of these executives to receive gross-up payments will not apply to payments made in connection with any transaction occurring more than three (or, with respect to Mr. Rosenblatt, four) years after the effectiveness of our initial public offering.

        Joanne K. Bradford.    If Ms. Bradford's employment is terminated by the Company without "cause", by the executive for "good reason" or by reason of her death or "disability" (each, as defined in her post-IPO employment agreement), in any case, then, in addition to accrued amounts, Ms. Bradford will be entitled to receive the following:

  •
  six months' continuation payments of Ms. Bradford's annual base salary then in effect over the 6-month period following her termination of employment (or such shorter period as may be necessary to avoid substantial tax penalties);

  •
  Company-subsidized healthcare continuation coverage for Ms. Bradford and her dependents for six months after the termination date; and

  •
  accelerated vesting of 50,000 shares of the restricted stock grant, and 50,000 shares of the stock option grant, awarded in connection with the execution of the original employment agreement if (i) her termination of employment for any of the reasons set forth above occurs prior to a "change in control" of the Company (as defined in the 2006 Plan) or (ii) her termination of employment for good reason or without cause occurs following a change in control.

        If the Company experiences a change in control and Ms. Bradford remains employed with the Company (or its successor or an affiliate) through the three-month anniversary of the consummation of the change in control or the Company terminates Ms. Bradford's employment other than for cause or she terminates employment for good reason during such three-month period, Ms. Bradford will be entitled to accelerated vesting of the greater of (A) 50,000 shares underlying each of the restricted stock and stock option grants awarded in connection with the execution of the original employment agreement or (B) 50% of the then-unvested shares subject to each of the restricted stock and stock option grants.

        The stock option agreement covering Ms. Bradford's IPO-related stock option grant further provides that, subject to the effectiveness of the stock option's acceleration provisions, if Ms. Bradford experiences a termination of employment by the Company without cause, by her for "good reason" (as defined in her post-IPO employment agreement) or by reason of her death or disability, in any case, within ninety days prior to or one year following a "change in control" (as defined in the 2010 Plan) of the Company, Ms. Bradford will become entitled to full accelerated vesting of her IPO-related stock option award.

        Ms. Bradford's right to receive the severance payments described above is subject to her delivery of an effective general release of claims in favor of the Company.

        David E. Panos, Larry D. Fitzgibbon.    If either Mr. Panos' or Mr. Fitzgibbon's employment is terminated by the Company without "cause" (as defined in the 2010 Plan), by the executive for "good reason" (as defined in the post-IPO employment agreements) in connection with a "change in control" (as defined in the 2010 Plan) or by reason of the executive's death or disability, in any case, then in addition to accrued amounts, the executive will be entitled to receive the following:

  •
  six months' continuation payments of the executive's annual base salary then in effect over the 6-month period following the termination of employment (or such shorter period as may be necessary to avoid substantial tax penalties);

  •
  a lump-sum payment in an amount equal to any earned but unpaid prior-year bonus;

  •
  Company-subsidized healthcare continuation coverage for the executive and his or her dependents for six months after the termination date; and

  •
  if the executive's employment is terminated for any of the reasons set forth above within ninety days prior to, on or within one year following a change in control of the Company, accelerated vesting of all outstanding equity awards held by the executive as of the termination date.

        Each executive's right to receive the severance payments described above is subject to the executive's delivery of an effective general release of claims in favor of the Company.

Outstanding Equity Awards at 2010 Fiscal Year-End

        The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2010:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number Of Shares Of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested($)(1)
Richard M. Rosenblatt	August 3, 2010(2)	—	1,150,000	18.00	August 2, 2020	—	—
	August 3, 2010(2)	—	1,150,000	24.00	August 2, 2020	—	—
	August 3, 2010(2)	—	1,150,000	30.00	August 2, 2020	—	—
	August 3, 2010(2)	—	1,150,000	36.00	August 2, 2020	—	—
	June 9, 2009(3)	875,000	1,225,000	9.50	June 8, 2019	—	—
	February 24, 2009(4)	14,807	—	3.20	February 24, 2019	—	—
	April 19, 2007(5)	—	1,000,000	2.00	April 19, 2013	—	—
	April 19, 2007(6)	—	—	—	—	1,000,000	16,000,000
Charles S. Hilliard	August 3, 2010(7)	—	250,000	18.00	August 2, 2020	—	—
	June 9, 2009(3)	166,666	233,333	9.50	June 8, 2019	—	—
	February 24, 2009(4)	13,061	—	3.20	February 24, 2019	—	—
	June 1, 2007(5)	—	375,000	2.00	June 1, 2013	—	—
	June 1, 2007(8)	—	—	—	—	45,580	729,280
Joanne K. Bradford	August 3, 2010(7)	—	100,000	18.00	August 2, 2020	—	—
	March 26, 2010(9)	50,000	150,000	7.70	March 26, 2020	—	—
	March 26, 2010(10)	—	—	—	—	200,000	3,200,000
David E. Panos	August 3, 2010(7)	—	87,500	18.00	August 2, 2020	—	—
	March 24, 2010(11)	—	38,940	7.70	March 24, 2020	—	—
	February 24, 2009(4)	10,576	—	3.20	February 24, 2019	—	—
	April 3, 2008(12)	111,718	50,781	4.40	April 3, 2018	—	—
Larry D. Fitzgibbon	August 3, 2010(7)	—	100,000	18.00	August 2, 2020	—	—
	June 9, 2009(3)	52,083	72,917	9.50	June 8, 2019	—	—
	February 24, 2009(4)	11,845	—	3.20	February 24, 2019	—	—
	August 14, 2008(13)	36,458	26,042	5.70	August 14, 2018	—	—
	January 4, 2007(14)	48,958	1,042	1.88	January 4, 2017	—	—

(1)
The market value of shares of stock that have not vested is calculated based on the fair market value of our common stock as of December 31, 2010 ($16.00), as determined by our Board.

(2)
These options will vest and become exercisable in equal monthly installments over a three-year period beginning on the second anniversary of the date of the closing of our initial public offering (for a total vesting period of five years), subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" above.

(3)
These options vested and continue to vest as to 1/48th of the shares subject to the options on each monthly anniversary of the vesting commencement date (April 1, 2009), subject to continued service with us through the applicable vesting date and accelerated vesting under certain circumstances, as described under the caption "Potential Payments Upon Termination or Change in Control" below.

(4)
These options were 100% vested on the grant date.

(5)
In February 2010, the compensation committee amended these performance-based options which were granted to Messrs. Rosenblatt and Hilliard in 2007. The shares underlying the amended performance-based stock option grants vest in full if the Company consummates an initial public offering of shares of our common stock and the average closing price per share of our common stock during any 30-day period following the offering equals or exceeds $20, subject to continued employment with us through such vesting date or, if the Company undergoes a change in control in which the consideration per share is at least $20 in cash or freely tradeable securities, subject to continued employment of the executive through the one-year anniversary of the change in control. Mr. Rosenblatt's grant was further amended in August 2010 through provisions contained in his post-IPO employment agreement, effective upon the completion of our initial public offering, to reduce this one-year service requirement following a change in control to a six-month service requirement, as described more fully under the caption "IPO-Related Amendments to Certain Grants" above. These options vested in full during the first quarter of 2011, as the average closing price per share of our common stock equaled or exceeded $20 during a 30-day period following our initial public offering.

(6)
In February 2010, the compensation committee amended this performance-based restricted stock award, which was granted to Mr. Rosenblatt in 2007. The restricted stock subject to this award will vest in full, and the restrictions thereon will lapse, if the Company consummates an initial public offering of shares of our common stock on or prior to the sixth anniversary of the grant date (April 19, 2007) and the average closing price per share of our common stock equals or exceeds $20 during any 30-day period following the closing of the offering and preceding the later of the sixth anniversary of the grant date and the first anniversary of the closing of the initial public offering, subject to continued employment with us through the vesting date or, if the Company undergoes a change in control on or prior to the sixth anniversary of the date of grant in which the consideration per share is at least $20 in cash or freely tradeable securities, subject to continued employment of the executive through the one-year anniversary of the change in control. Mr. Rosenblatt's grant was further amended in August 2010 through provisions contained in his post-IPO employment agreement, effective upon the completion of our initial public offering, to reduce this one-year service requirement following a change in control to a six-month service requirement, as described more fully under the caption "IPO-Related Amendments to Certain Grants" above. This restricted stock award vested in full during the first quarter of 2011, as the average closing price per share of our common stock equaled or exceeded $20 during a 30-day period following our initial public offering.

(7)
These options vest and become exercisable in equal monthly installments over a four-year vesting period following the date of the closing of our initial public offering, subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" above.

(8)
This restricted stock award (i) vested as to 63,802 shares on the grant date; (ii) vested and continues to vest as to 18,229 shares on each monthly anniversary of the commencement of the executive's employment, through February 1, 2011; and (iii) will vest with respect to the remaining 9,122 shares, on February 15, 2011, subject to continued service with us through the applicable vesting dates.

(9)
This option vested and became exercisable with respect to 50,000 shares on the grant date, and will continue to vest and become exercisable with respect to 37,500 shares on the first anniversary of the grant date and 3,125 shares in monthly installments over the three-year period thereafter, subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption "Potential Payments Upon Termination or Change in Control" below.

(10)
This restricted stock award vests, and the restrictions thereon will lapse, in equal 25% installments on each of the first four anniversaries of the grant date, subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption "Potential Payments Upon Termination or Change in Control" below.

(11)
This option vests and becomes exercisable with respect to 25% of the shares subject to the option on March 24, 2011 and as to 1/48th of the shares subject to the option monthly over the three-year period thereafter, subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption "Potential Payments Upon Termination or Change in Control" below.

(12)
This option vested and continues to vest as to 25% of the shares subject to the option on March 3, 2009 and as to 1/48th of the shares subject to the option monthly over the three-year period thereafter, subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption "Potential Payments Upon Termination or Change in Control" below.

(13)
These options vested and continue to vest as to 25% of the shares subject to the option on August 1, 2009 and as to 1/48th of the shares subject to the option monthly over the three-year period thereafter, subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption "Potential Payments Upon Termination or Change in Control" below.

(14)
These options vested and continue to vest as to 25% of the shares subject to the option on the first anniversary of the grant date and as to 1/48th of the shares subject to the option monthly over the three-year period thereafter, subject to continued service with us through the applicable vesting dates.

 2010 Option Exercises and Stock Vested

        The following table summarizes vesting of stock applicable to our named executive officers during the year ended December 31, 2010. None of the named executive officers exercised any options during 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(1)
Richard M. Rosenblatt	333,333	2,791,668
Charles S. Hilliard	218,748	2,457,269
Joanne K. Bradford	—	—
David E. Panos	—	—
Larry D. Fitzgibbon	16,667	138,669

(1)
Amounts shown are based on the fair market value of our common stock on the applicable vesting dates as determined by our Board.

Potential Payments Upon Termination or Change in Control

        Our named executive officers are entitled to certain payments and benefits upon a qualifying termination of employment or a change in control. The following discussion describes the payments and benefits to which Messrs. Rosenblatt, Hilliard, Panos and Fitzgibbon and Ms. Bradford would have become entitled pursuant to agreements in effect as of December 31, 2010, in accordance with applicable disclosure rules. These employment agreements were subsequently superseded by the terms of new employment agreements with each of those executives upon completion of our initial public offering (the terms of which are described above under the caption "Post-IPO Employment Agreements").

        Richard M. Rosenblatt.    If Mr. Rosenblatt had terminated his employment for "good reason," we had terminated his employment for any reason other than for "cause" (each as defined in his then-applicable amended employment letter) or Mr. Rosenblatt's employment had terminated due to his death or disability, in any case, on December 31, 2010, Mr. Rosenblatt would have been entitled to receive under his then-applicable amended employment letter, in addition to payment of accrued compensation and benefits through the date of termination and subject to his execution of a general waiver and release of claims, (i) continuation payments of his base salary for four months; and (ii) continuation of Company-subsidized healthcare coverage for four months after the termination date.

        Mr. Rosenblatt would have been entitled to a gross-up payment in an amount equal to any excise taxes imposed as a result of any "excess parachute payments" made to Mr. Rosenblatt in connection with the change in control (in addition to any taxes resulting from such gross-up payment), as determined under Section 280G of the Internal Revenue Code.

        Charles S. Hilliard.    If Mr. Hilliard had terminated his employment for "good reason," we had terminated his employment for any reason other than for "cause" (each as defined in his then-applicable amended employment letter) or Mr. Hilliard's employment was terminated due to death or disability, in any case, on December 31, 2010, Mr. Hilliard would have been entitled to receive, under his then-applicable amended employment letter, in addition to payment of accrued compensation and benefits through the date of termination and subject to his execution of a general waiver and release of claims, (i) continuation payments of his base salary for four months; (ii) continuation of Company-paid healthcare coverage for four months after the termination date; and

(iii) accelerated vesting of 45,580 unvested shares subject to the restricted stock award granted in connection with the execution of his then-applicable amended employment letter.

        Had a "change in control" (as defined in his then-applicable amended employment letter) of the Company occurred on December 31, 2010 and either (i) Mr. Hilliard remained employed by us (or our successor) through the six-month anniversary of the occurrence of such change in control; or (ii) Mr. Hilliard terminated his employment for "good reason" or the Company terminated Mr. Hilliard's employment without cause, in either case, at any time within six months before or after the change in control (including upon the change in control), the 45,580 shares of then-unvested restricted stock granted in connection with the execution of Mr. Hilliard's then-applicable amended employment letter would have vested in full upon such six month anniversary or earlier termination. Mr. Hilliard also would have been entitled to a gross-up payment in an amount equal to any excise taxes imposed as a result of any "excess parachute payments" made to Mr. Hilliard in connection with the change in control (in addition to any taxes resulting from such gross-up payment), as determined under Section 280G of the Internal Revenue Code.

        Joanne K. Bradford.    If Ms. Bradford had terminated her employment for "good reason" or we had terminated her employment for any reason other than for "cause" or if her employment had terminated due to her death or "disability" (each, as defined in her then-applicable employment letter) on December 31, 2010, she would have been entitled to receive, under her then-applicable employment letter, in addition to payment of accrued compensation and benefits through the date of termination (including accrued but unpaid sales commissions and, with respect to a termination for good reason or without cause only, a pro-rated incentive bonus for calendar year 2010), subject to her execution and non-revocation of a general waiver and release of claims, (i) continuation payments of her base salary for four months; (ii) Company-subsidized healthcare coverage for Ms. Bradford and her dependents for four months after the termination date; and (iii) accelerated vesting of 50,000 shares of each of the then-unvested restricted stock and stock option awards granted in connection with the execution of Ms. Bradford's then-applicable employment letter (except with respect to a termination of employment due to her death or disability occurring after a change in control).

        Had a change in control of the Company occurred on December 31, 2010 and either (i) Ms. Bradford remained employed by us (or our successor) through the three-month anniversary of the occurrence of such change in control; or (ii) we terminated Ms. Bradford's employment without cause or Ms. Bradford terminated her employment for good reason upon or during the three-month period after the change in control Ms. Bradford would have been entitled to accelerated vesting of the greater of 50,000 shares or 50% of the then-unvested shares underlying each of the restricted stock and stock option awards granted in connection with the execution of Ms. Bradford's then-applicable employment letter.

        David E. Panos.    If Mr. Panos had terminated his employment for "good reason" or we had terminated his employment for any reason other than for "cause" (each, as defined in his then-applicable employment letter) on December 31, 2010, Mr. Panos would have been entitled to receive, under his then-applicable employment letter, in addition to the payment of accrued compensation and benefits through the date of termination and subject to his execution and non-revocation of a general waiver and release of claims, continuation payments of his base salary for four months.

        Had a change in control of the Company occurred on December 31, 2010 and Mr. Panos' employment terminated without cause or for good reason at any time during the twelve-month period after the change in control, Mr. Panos would have been entitled to accelerated vesting of certain outstanding equity awards held by him on the termination date. Had a change in control of the Company occurred on December 31, 2010 and Mr. Panos experienced a termination of employment without cause or for good reason either (i) within one month prior to; or (ii) after the twelve-month anniversary of, the consummation of the change in control, Mr. Panos would have been entitled to accelerated vesting of 50% of the then-unvested outstanding equity awards held by Mr. Panos on the termination date.

        Upon the continued employment of Mr. Panos with the Company (or our successor) through the six-month anniversary of a change in control, the shares underlying the stock option granted in connection with the execution of his then-applicable employment letter would vest with respect to the greater of 25% of the shares subject to the option and 50% of the then-unvested shares subject to the option.

        Larry D. Fitzgibbon.    If we had terminated Mr. Fitzgibbon's employment for any reason other than for "cause" (as defined in his then-applicable employment letter) on December 31, 2010, he would have been entitled to receive, under his then-applicable employment letter, in addition to payment of accrued compensation and benefits through the date of termination and subject to his execution of a general waiver and release of claims, continuation payments of his base salary for four months.

Accelerated Vesting of Certain Additional Equity Awards

        Performance Options and Restricted Stock (as amended February 2010).    In addition to the compensation, accelerated vesting and benefits described above, assuming the occurrence, on or within specified periods around December 31, 2010, of either (A) an initial public offering of the Company's common stock attaining a volume weighted average price of $20 per share over a pre-determined period or (B) (i) a "liquidity event" transaction (as defined in the applicable award agreements) consummated at a price of no less than $20 per share of Company common stock, and (ii) the termination of Mr. Rosenblatt's and/or Mr. Hilliard's employment on December 31, 2010 by the executive with "good reason," by the Company without "cause" or due to the executive's death or disability, then Mr. Rosenblatt and Mr. Hilliard would have vested in option awards covering 1,000,000 and 375,000 shares of our common stock, respectively, and Mr. Rosenblatt would have vested in 1,000,000 shares of restricted stock. These awards would also have vested subject to continued employment of Messrs. Rosenblatt or Hilliard for one year following the consummation of a qualifying liquidity event. These award agreements were further amended in anticipation of our initial public offering, as discussed above under the caption "IPO-Related Amendments to Certain Grants."

        These awards vested in full during the first quarter of 2011, as the average closing price per share of our common stock equaled or exceeded $20 during a 30-day period following our initial public offering.

        Panos March 2010 Option.    Had the Company experienced a change in control on December 31, 2010 and either (i)  Mr. Panos remained employed by us (or our successor) through the six-month anniversary of such change in control or (ii) the Company terminated the employment of Mr. Panos other than for "cause" (as defined in the 2006 Plan), then the stock option award would have vested and become exercisable with respect to the greater of (A) 9,735 shares subject to the award or (b) 50% of the unvested shares underlying the award. If Mr. Panos remained employed through the six-month anniversary of the change in control and the Company terminated his employment other than for cause after such six-month anniversary, an additional 9,735 shares (or such lesser number of shares that remains unvested on such date of termination) underlying the award would have vested and become exercisable.

        June 2009 Options.    Had the Company experienced a change in control on December 31, 2010, the June 2009 stock options granted to Messrs. Rosenblatt, Hilliard and Fitzgibbon would have vested in full if the executive had terminated without cause (or, with respect to Messrs. Rosenblatt and Hilliard, terminated without cause or by the executive for good reason) within 90 days before the change in control (if such termination is in connection with the change in control) or within 380 days after the change in control or if the executive remained employed with us (or our successor) for a period of 380 days following the change in control.

        Fitzgibbon 2008 Option.    Upon the continued employment of Mr. Fitzgibbon with the Company (or our successor) through the six-month anniversary of a change in control, occurring on December 31, 2010, the shares underlying this option would vest with respect to the greater of 25% of the shares subject to the option and 50% of the then-unvested shares subject to the option.

Summary of Potential Payments

        The following table summarizes the payments that would be made to our named executive officers upon the occurrence of certain qualifying terminations of employment, including in connection with a change in control, assuming that each named executive officer's termination of employment with the Company occurred on December 31, 2010 and, where relevant, that a change in control of the Company occurred on December 31, 2010 and satisfied any performance criteria applicable to equity vesting at the maximum level, as applicable. Amounts shown include benefits payable under the named executive officers' employment agreements in effect prior to our initial public offering. Amounts shown in the table below do not include (i) accrued but unpaid salary and, where applicable, commissions, through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

        Upon the completion of our initial public offering, the agreements with the named executive officers that were in effect on December 31, 2010 were superseded by the terms of new or amended employment agreements with each of those executives which provide for different termination and change in control benefits not shown in the table below. The terms of the new and amended employment agreements are described above under the caption "Post-IPO Employment Agreements".

Name	Benefit	Termination without Cause or for Good Reason($)	Termination due to death or Disability($)	Qualifying Termination or Event in Connection with a Qualifying Change in Control($)
Richard M. Rosenblatt	Severance(1)	116,667	116,667	116,667
	Value of Accelerated Restricted Stock Awards(2)	—	—	16,000,000	(7)
	Value of Accelerated Option Awards(3)	—	—	21,962,500	(8)
	Value of Continued Health Care Coverage Premiums(4)	3,333	3,333	3,333
	Excise tax gross up(5)	—	—	7,463,416

	Total	120,000	120,000	45,545,916

Name	Benefit	Termination without Cause or for Good Reason($)		Termination due to death or Disability($)		Qualifying Termination or Event in Connection with a Qualifying Change in Control($)
Charles S. Hilliard	Severance(1)	94,297		94,297		94,297
	Value of Accelerated Restricted Stock Awards(2)	729,280	(9)	729,280	(9)	729,280	(9)
	Value of Accelerated Option Awards(3)	—		—		6,766,665	(10)
	Value of Continued Health Care Coverage Premiums(4)	3,333		3,333		3,333
	Excise tax gross up(5)	—		—		1,381,089

	Total	826,910		826,910		8,974,664

Joanne K. Bradford	Severance(1)	75,000		75,000		75,000
	Bonus(6)	86,532		—		73,146
	Value of Accelerated Restricted Stock Awards(2)	800,000	(11)	800,000	(11)	1,600,000	(12)
	Value of Accelerated Option Awards(3)	415,000	(13)	415,000	(13)	622,500	(14)
	Value of Continued Health Care Coverage Premiums(4)	3,333		3,333		3,333

	Total	1,366,479		1,293,333		2,373,979

David E. Panos	Severance(1)	77,500		—		77,500
	Value of Accelerated Restricted Stock Awards(2)	—		—		—
	Value of Accelerated Option Awards(3)	—		—		912,262	(15)
	Value of Continued Health Care Coverage Premiums(4)	—		—		—

	Total	77,500		—		989,762

Larry D. Fitzgibbon	Severance(1)	76,250		—		76,250
	Value of Accelerated Restricted Stock Awards(2)	—		—		—
	Value of Accelerated Option Awards(3)	—		—		634,898	(16)
	Value of Continued Health Care Coverage Premiums(4)	—		—		—

	Total	76,250		—		711,148

(1)
Represents continuation of salary payments for the payout period provided under each named executive officer's then-applicable employment letter.

(2)
Represents the aggregate value of the executive's unvested restricted stock that would have vested on an accelerated basis, determined by multiplying the number of accelerating shares by the fair market value of our common stock ($16.00) on December 31, 2010, as determined by our Board.

(3)
Represents the aggregate value of the executive's unvested stock options that would have vested on an accelerated basis, determined by multiplying the number of accelerating option shares by the fair market value of our common stock ($16.00) on December 31, 2010 (as determined by our Board) and subtracting the applicable exercise prices.

(4)
Represents the cost of Company-subsidized continued benefits for the payout period provided under each named executive officer's then-applicable employment letter, based on our then-applicable costs to provide such coverage.

(5)
Represents, in the case of Messrs. Rosenblatt and Hilliard, additional tax-gross up payments to compensate for excise taxes imposed by Section 4999 of the Internal Revenue Code on the benefits provided. The assumptions used to calculate the excise tax gross-up include the following: an excise tax rate of 20%, a federal tax rate of 35%, California state tax rate of 9.55% and a Medicare tax rate of 1.45%.

(6)
Represents Ms. Bradford's pro-rated bonus for 2010 paid pursuant to the 2010 bonus pool (based on her partial year of service commencing on March 26, 2010). For additional information, see "Executive Compensation Program Components—Annual Performance-Based Bonuses" above.

(7)
Represents the value attributable to the vesting of 1,000,000 unvested shares underlying Mr. Rosenblatt's 2007 performance restricted stock award.

(8)
Represents the value attributable to the vesting of (i) 1,000,000 unvested shares underlying Mr. Rosenblatt's 2007 performance stock option award and (ii) 1,225,000 unvested shares subject to Mr. Rosenblatt's June 2009 stock option award.

(9)
Represents the value attributable to the vesting of 45,580 unvested shares subject to Mr. Hilliard's June 2007 restricted stock award.

(10)
Represents the value attributable to the vesting of (i) 375,000 unvested shares underlying Mr. Hilliard's June 2007 performance option and (ii) 233,333 unvested shares subject to Mr. Hilliard's June 2009 stock option.

(11)
Represents the value attributable to the vesting of 50,000 unvested shares underlying Ms. Bradford's March 2010 restricted stock award.

(12)
Represents the value attributable to the vesting of 100,000 unvested shares underlying Ms. Bradford's March 2010 restricted stock award.

(13)
Represents the value attributable to the vesting of 50,000 unvested shares underlying Ms. Bradford's March 2010 stock option award.

(14)
Represents the value attributable to the vesting of 75,000 unvested shares underlying Ms. Bradford's March 2010 stock option award.

(15)
Represents the value attributable to the vesting of (i) 50,781 unvested shares underlying Mr. Panos' April 2008 stock option award; (ii) 38,940 unvested shares underlying Mr. Panos' March 2010 stock option award.

(16)
Represents the value attributable to the vesting of (i) 15,625 unvested shares underlying Mr. Fitzgibbon's August 2008 stock option award and (ii) 72,917 unvested shares underlying Mr. Fitzgibbon's June 2009 stock option award.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2010 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by stockholders(1)	19,062,162	$11.88	9,243,650
Equity compensation plans not approved by stockholders	—	—	—

Total	19,062,162	$11.88	9,243,650

(1)
Consists of the Demand Media, Inc. 2006 Equity Incentive Plan and the Demand Media, Inc. 2010 Incentive Award Plan.

(2)
In August 2010, we adopted the 2010 Incentive Award Plan. The number of securities available for issuance under the 2010 Plan is equal to the sum of (i) 15,500,000 shares plus (ii) any shares of our common stock subject to awards under the 2006 Plan that terminate, expire or lapse for any reason plus (iii) an annual increase in shares on the first day of each year beginning in 2011 and ending in 2020. The annual increase will be equal to the lesser of (A) 6,000,000 shares, (B) 5% of our common stock outstanding on the last day of the prior year or (C) such smaller number of shares as may be determined by the Board.

ITEM 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY VOTE")

Background

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.

Summary

        We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executive officers), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 23. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs link compensation to the achievement of corporate financial performance objectives and individual performance metrics, and provide long-term incentive compensation that focuses our executives' efforts on building stockholder value by aligning their interests with those of our stockholders. Following is a summary of some of our key practices under our executive compensation program. We urge our stockholders to review the "Executive Compensation—Compensation Discussion and Analysis" section of this proxy statement and executive-related compensation tables for more information.

        We emphasize pay-for-performance over fixed compensation.    As described in detail in the Compensation Discussion and Analysis above, we tie a large percentage of our named executive officers' compensation to the attainment of performance goals, thus ensuring that these officers are paid primarily for performance. We grant restricted stock awards, restricted stock units awards and options that reward longer-term stockholder returns, while keeping salaries to a nominally competitive level, thereby directly linking the most substantial component of our named executive officers' compensation to the long-term success of our Company. In addition to the time-vesting service requirements generally applicable to these awards, (i) certain awards to our Chief Executive Officer and Chief Financial Officer also required the attainment of stock price performance criteria as a condition to vesting (which criteria were attained during the first quarter of 2011), and (ii) most of the options granted to our Chief Executive Officer in connection with our initial public offering were priced well-above the then-current fair market value, meaning that these awards will only confer compensation value if our stockholders experience significant returns. These additional performance-vesting conditions further enhance the link between pay and performance under our compensation program. We also offer an annual cash bonus program which constitutes an important component of overall compensation, paying our named executive officers based on the attainment of Adjusted OIBDA and individual performance metrics, and thereby linking annual cash compensation to performance as well. Our annual cash bonus program is important in incentivizing the attainment of near-term goals, however, our compensation program places a stronger emphasis on multi-year equity incentives in order to focus our executives on long-term, sustained performance for our stockholders.

        Our compensation programs are strongly aligned with the long-term interests of our stockholders.    As noted above, we place a strong emphasis on the use of equity awards as a key component of our compensation program. In addition to linking compensation value to stockholder value, these awards generally require continued service over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations. We use a mix of stock options, restricted stock and restricted stock units to balance our equity compensation program between future appreciation and up-front ownership stake, linking both types of awards to continued service with our Company over a period of years, such that our named executive officers are incentivized to remain employed with us and focus on long-term stockholder value.

        We are committed to strong governance standards with respect to our compensation program, procedures and practices.    As part of its commitment to strong corporate governance and best practices, our compensation committee engaged an independent, third-party compensation consultant to provide empirical data and compensation policy advice. Our compensation consultant provided no other services to us in 2010 other than those provided directly to or on behalf of the compensation committee. In addition, our compensation committee has adopted an insider trading policy.

        We provide competitive pay opportunities based on market data.    Our compensation committee consistently reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain the highly-qualified and dedicated executive talent that is so important to our business. In conducting its compensation program reviews, our compensation committee relies not only on its significant collective experience, but also considers data and advice from our independent compensation consultant. We believe that the severance protections we provide to our named executive officers are well within market norms. We further believe that the "double trigger" change-in-control benefits we provide to most of our executive officers (which require a qualifying termination of employment in connection with a change in control to receive these benefits) properly incentivize our executives by providing appropriate protections against involuntary job loss in the event the Company is acquired without paying severance to executives who are given the opportunity to remain employed following the transaction.

Board Recommendation

        Our Board believes that the information provided above and within the "Executive Compensation" section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management's interests are aligned with our stockholders' interests to support long-term value creation.

        The following Say-on-Pay resolution is submitted for a stockholder vote at the annual meeting:

        "RESOLVED, that the stockholders of Demand Media, Inc. approve, on an advisory basis, the compensation of Demand Media's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement."

        OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE SAY-ON-PAY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

ITEM 4
ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY ("FREQUENCY VOTE")

Background

        The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers (referred to below as "Say-on-Frequency"). We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of every one, two or three years, or abstaining. For the reasons described below, we recommend that our stockholders select a frequency of three years, or a triennial vote.

  •
  Our executive compensation programs are designed to support long-term value creation. A triennial vote will allow stockholders to better judge our compensation programs in relation to our long-term performance.

  •
  A triennial vote will provide our compensation committee and our Board sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of the vote with our stockholders and to develop and implement any changes to our executive compensation programs that may be appropriate in light of the vote.

  •
  A triennial vote will allow for any changes to our executive compensation programs to be in place long enough for stockholders to see and evaluate the effectiveness of these changes.

  •
  We have in the past been, and will in the future continue to be, engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on our executive compensation programs.

  •
  Less frequent say on pay votes will improve the ability of institutional stockholders to exercise their voting rights in a more deliberate, thoughtful and informed way that is in the best interests of stockholders, and is less burdensome to such stockholders than a more frequent vote.

Board Recommendation

        Based on the factors discussed, the Board recommends that future Say-on-Pay votes occur every three years until the next Say-on-Frequency vote. Stockholders are not being asked to approve or disapprove the Board's recommendation, but rather to indicate their choice among the following Say-on-Pay frequency options: every one year, every two years or every three years, or to abstain from voting.

        OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF SAY-ON-PAY VOTES OCCURRING EVERY THREE YEARS.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee of the Board
Fredric W. Harman—Chairperson
James R. Quandt
Joshua G. James

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of Demand Media under the Securities Act or the Exchange Act.

        The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee's functions are more fully described in its charter, which is available on our website at http://demandmedia.com/corporategovernance. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Demand Media's audited financial statements as of and for the fiscal year ended December 31, 2010.

        The audit committee has discussed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. In addition, the audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from us. Finally, the audit committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP's audit of such financial statements.

        Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The audit committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and is seeking ratification of such selection by the stockholders.

Audit Committee of the Board
James R. Quandt—Chairperson
John A. Hawkins
Victor E. Parker

AUDIT MATTERS

Independent Public Accountants

        PricewaterhouseCoopers LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2010 and 2009 as follows:

Type of Fees	Fiscal 2010	Fiscal 2009
Audit Fees	$2,866,640	$911,659
Audit-Related Fees	—	—
Tax Fees	101,727	49,663
All Other Fees	2,486	2,486

Total	$2,970,853	$963,808

Audit Fees

        This category includes fees during the 2010 and 2009 fiscal years incurred for the audits of the our annual consolidated financial statements and the reviews of each of the quarterly consolidated financial information included in our Registration Statements on Form S-1, services rendered in connection with our Form S-1 related to our initial public offering, comfort letter consents and other matters related to the SEC. The increase in fees between the 2010 and 2009 fiscal years was primarily due to the provision of services related to our initial public offering.

Tax Fees

        This category includes fees for tax compliance, tax advice and tax planning.

All Other Fees

        We engaged PricewaterhouseCoopers LLP to provide access to its online research tool during the fiscal years ended December 31, 2010 and 2009.

Pre-Approval Policies and Procedures

        The audit committee pre-approves all audit and non-audit services provided by the Company's independent registered public accounting firm. This policy is set forth in the Company's charter of the audit committee and available at http://demandmedia.com/corporategovernance.

        The audit committee considered whether the non-audit services rendered by PricewaterhouseCoopers LLP were compatible with maintaining PricewaterhouseCoopers LLP's independence as the independent registered public accounting firm of the Company's consolidated financial statements and concluded they were.

        OUR BOARD UNANIMOUSLY RECOMMENDS THAT A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Stockholders' Agreement

        We are party to a stockholders' agreement which provides that holders of our common stock which was issued upon conversion of our convertible preferred stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. The stockholders' agreement also contains agreements among the parties with respect to the election of our directors and restrictions on the issuance or transfer of shares, including certain corporate governance provisions. Some of our current directors were originally nominated and elected pursuant to the terms of the stockholders agreement. The provisions of the stockholders' agreement relating to the nomination and election of directors terminated upon completion of the initial public offering, and members previously elected to our Board pursuant to this agreement will continue to serve as directors until their successors are duly elected by holders of our common stock.

Indemnification Agreements

        We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Participation in the Initial Public Offering

        Peter Guber and Robert R. Bennett, members of our Board, each purchased 58,823 shares of our common stock in our initial public offering at the offering price of $17.00 per share.

Shares Sold and Purchased by Insiders

        We have granted stock options to our executive officers and certain of our directors. For a description of these options, see the "Executive Compensation—Grants of Plan-Based Awards in 2010" table above.

Other Transactions

        Messrs. Rosenblatt, Quandt, and Harman are all directors of The FRS Company, a developer and distributor of FRS Health Energy products and one of our media clients, and Mr. Quandt serves as its non-executive chairman. The FRS Company has agreements under which it has agreed to pay us advertising fees related to ads principally placed on LIVESTRONG.com and a Content Channels Agreement to deploy certain of our content on its website for a flat monthly content licensing fee of $45,000 during the term of the agreement. As of December 31, 2010, The FRS Company paid us approximately $262,000 and had an outstanding payable balance to us as of $164,000 with respect to the media services that we have provided to The FRS Company during 2010.

        Jeffrey Quandt, the son of James R. Quandt who is one of our directors, is an employee of the Company and earned compensation of approximately $176,700 in 2010, inclusive of salary, commissions, value of equity awards and other benefits. On October 26, 2010, Jeffrey Quandt exercised options to purchase 20,000 shares of our common stock at an exercise price of $0.16 per share.

        In May 2009, we entered into a Master Relationship Agreement with Mom, Inc., or Modern Mom, a Delaware corporation that is co-owned and operated by the wife of our Chairman and Chief Executive Officer. Under the terms of the Master Relationship Agreement, we entered into various services and product agreements (which we refer to as the Modern Mom Agreements) in exchange for certain services, promotions and endorsements from Modern Mom. Terms of the Modern Mom Agreements included, but were not limited to, providing Modern Mom with dedicated office space, limited resources, set-up and hosting services of our social media applications and a perpetual right to display certain content on the Modern Mom website. In consideration of our obligations under the Modern Mom Agreements, Modern Mom agreed to provide us with certain promotional and branding services, and $57,000 to acquire certain content from us. The term of the Master Relationship Agreement was two years from the effective date (unless specified otherwise). As of December 31, 2010, we received our $57,000 fee, as well as certain promotional and branding services from Modern Mom.

        In September 2009, we entered into a Media and Advertising Agreement with Modern Mom. Under the terms of the Media and Advertising Agreement, Modern Mom appointed us as Modern Mom's nonexclusive sales agent to sell advertising on Modern Mom's website, www.modernmom.com, in exchange for commissions equal to 35% of the related advertisements that we sell, bill and collect on behalf of Modern Mom. Through December 31, 2010, there were no advertisements sold by us on behalf of Modern Mom. The amount of advertisements sold by the Company during the year ended December 31, 2010 was not significant.

        In March 2010, we agreed to provide Modern Mom with 10,000 units of textual articles, to be displayed on the Modern Mom website, for an aggregate fee of up to $500,000. As of December 31, 2010, 4,838 articles have been delivered to Modern Mom and we have recognized revenue of approximately $241,900 in the year ended December 31, 2010 and held a receivable balance of approximately $44,050 at December 31, 2010.

        One of our Board members, who became a director in April 2010, was the Senior Vice President and General Manager of the Omniture business unit of Adobe Systems Incorporated, which provided approximately $210,000 in online marketing services to us during the year ended December 31, 2010 and no amount was outstanding as of that date.

Policies and Procedures for Related Party Transactions

        Our Board has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person. While the policy covers related party transactions in which the amount involved exceeds $100,000, the policy states that related party transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our Board has set the $100,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is important and appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $100,000, as opposed to $120,000.

        Pursuant to this policy, our audit committee will (i) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party and the extent of the related party's interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related party transaction. All related party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions will be pre-approved by our audit committee under the policy. These pre-approved transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party's interest arises only (a) from his or her position as a director of another entity that is party to the transaction, and/or (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our Company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

        All related party transactions described in this section occurred prior to adoption of this policy, and as such, these transactions were not subject to the approval and review procedures described above. However, these transactions were reviewed and approved by our Board and some were approved by the audit committee, where applicable, or, for those transactions in which one or more of our directors was an interested party, by a majority of disinterested directors.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2010 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our Common Stock have complied with the reporting requirements of Section 16(a).

Stockholder Proposals and Nominations

        Proposals Pursuant to Rule 14a-8.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2012 proxy statement, your proposal must be received by us no later than January 4, 2012, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

        Proposals and Nominations Pursuant to Our Bylaws.    Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2012 annual shareholder meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than February 23, 2012 and no later than March 24, 2012; provided that if the date of the annual meeting is earlier than May 23, 2012 or later than August 21, 2012, you must give notice not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made (such notice within such time periods, "Timely Notice"). In addition, with respect to nominations for directors, if the number of directors to be elected at the 2012 annual meeting is increased and there is no public announcement by us naming all of the nominees for director at least 100 days prior to June 22, 2012, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to us not later than the close of business on the 10th day following the day on which such public announcement is first made by us. In addition, the nominating and corporate governance committee of the Board will consider suggestions from stockholders for potential Board nominees for election as directors to be presented at the 2012 annual meeting. The person recommending the nominee must be a stockholder entitled to vote at the 2012 annual meeting, and the recommendation must be made pursuant to Timely Notice. The nominating and corporate governance committee will consider nominees suggested by stockholders on the same terms as nominees selected by the nominating and corporate governance committee. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Corporate Secretary at our principal executive offices, 1299 Ocean Avenue, Suite 500, Santa Monica, California 90401, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Demand Media, Inc., 1299 Ocean Avenue, Suite 500, Santa Monica, California 90401, or contact Investor Relations by telephone at (310) 656-6344.

Incorporation by Reference

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Availability of Annual Report on Form 10-K

        Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the SEC (exclusive of exhibits and documents incorporated by reference) may be obtained for free by directing written requests to our Corporate Secretary, Demand Media, Inc., 1299 Ocean Avenue, Suite 500, Santa Monica, California 90401. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the Internet at the SEC's website, http://www.sec.gov, or on our website, http://demandmedia.com/2011proxy.

Other Matters

        The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

DEMAND MEDIA, INC.

Richard M. Rosenblatt Chief Executive Officer and Chairman of the Board

0 14475 DEMAND MEDIA, INC. The Fairmont Miramar Hotel 101 Wilshire Boulevard Santa Monica, California 90401 This proxy is solicited by the Board of Demand Media, Inc. for use at the Annual Meeting of Stockholders of Demand Media, Inc. to be held on Wednesday, June 22, 2011 ("Annual Meeting"). This proxy when properly executed will be voted as you specify on the reverse side. If no direction is made, the proxy will be voted: (a) ''FOR'' the election of the three nominees for director named in Item 1 and (b) in accordance with the recommendations of the Board on the other matters listed on the reverse side of this card; and at their discretion on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. By signing the proxy, you revoke all prior proxies and appoint Richard M. Rosenblatt, Charles S. Hilliard and Matthew P. Polesetsky, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF DEMAND MEDIA, INC. June 22, 2011 Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting to be Held on June 22, 2011 The Proxy Statement for the 2011 Annual Meeting and the Annual Report for our fiscal year ended December 31, 2010 are available at http://demandmedia.com/2011proxy Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: 01 John A. Hawkins 02 Victor E. Parker 03 Joshua G. James 2. Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accountants of Demand Media for the fiscal year ending December 31, 2011. 3. Advisory vote to approve the compensation of our named executive officers, as described in these proxy materials. 4. Advisory vote to approve the frequency of future votes on our executive compensation. FOR AGAINST ABSTAIN THE BOARD RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND "3 YEARS" FOR PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 00003330303040000000 8 062211 2 years 1 year ABSTAIN 3 years FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN